UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DIODES INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DIODES INCORPORATED
Notice of Annual Meeting of Stockholders
To Be Held May 26, 2011
     Notice is hereby given that the annual meeting (the “Meeting”) of the stockholders of Diodes Incorporated (the “Company”) will be held at the Westin Stonebriar Resort, located at 1549 Legacy Drive, Frisco, Texas 75034, on Thursday, May 26, 2011, at 10:00 a.m. (Central Time) for the following purposes:
1.	Election of Directors. To elect seven persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board of Directors’ nominees are: C.H. Chen, Michael R. Giordano, Lu-Pao (“L.P.”) Hsu, Keh-Shew Lu, Raymond Soong, John M. Stich and Michael K.C. Tsai.

2.	Executive Compensation. To consider an advisory vote on executive compensation.

3.	Frequency of Advisory Vote on Executive Compensation. To consider an advisory vote on the frequency of the advisory vote on executive compensation.

4.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

5.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.
     Only persons who were stockholders of record at the close of business on March 31, 2011 are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof.
     The proxy statement, which accompanies this Notice, contains additional information regarding the proposals to be considered at the Meeting, and stockholders are encouraged to read it in its entirety.
     We have elected to provide access to our proxy materials by notifying you of the availability of our proxy statement and our fiscal 2010 Annual Report to Stockholders over the Internet at www.proxyvote.com. Stockholders may also obtain a printed copy of the proxy materials free of charge by following the instructions provided in the Notice of Internet Availability of Proxy Materials that will be mailed to stockholders on or about April 15, 2011 or in the enclosed proxy statement.
     As set forth in the enclosed proxy statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Board of Directors.
     Whether or not you plan to attend the Meeting, YOUR VOTE IS IMPORTANT. Please follow the instructions enclosed to ensure that your shares are voted. If you attend the Meeting, you may revoke your proxy and vote your shares in person. You may revoke your proxy at any time prior to its exercise at the Meeting.
     Dated at Dallas, Texas, this 15th day of April, 2011.

By Order of the Board of Directors,
DIODES INCORPORATED

Richard D. White,
Secretary

Diodes Incorporated
15660 Dallas Parkway, Suite 850
Dallas, Texas 75248
(972) 385-2810
Proxy Statement
Annual Meeting: May 26, 2011
GENERAL INFORMATION
          This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Diodes Incorporated (the “Company”) for use at the annual meeting (the “Meeting”) of the stockholders of the Company to be held on Thursday, May 26, 2011, at the Westin Stonebriar Resort, located at 1549 Legacy Drive, Frisco, Texas 75034, at 10:00 a.m. (Central Time), and at any adjournment or postponement thereof. Only stockholders at the close of business on March 31, 2011 (the “Record Date”) are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment or postponement thereof.
Matters to be Considered at the Meeting:
     The matters to be considered and voted upon at the Meeting will be:
1.	Election of Directors. To elect seven persons to the Board, each to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Board’s nominees are: C.H. Chen, Michael R. Giordano, L.P. Hsu, Keh-Shew Lu, Raymond Soong, John M. Stich and Michael K.C. Tsai.

2.	Executive Compensation. To consider an advisory vote on executive compensation.

3.	Frequency of Advisory Vote on Executive Compensation. To consider an advisory vote on the frequency of the advisory vote on executive compensation.

4.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

5.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.
Voting Recommendations of the Board
          Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of executive compensation, “FOR” a stockholder advisory vote on executive compensation every THREE YEARS, and “FOR” the ratification of the appointment of Moss Adams LLP.
Important Changes to Voting Shares Held in “Street Name”
          Since our last annual meeting of stockholders, there have been important changes in how your shares held in street name by a brokerage firm may be voted in the election of directors or on executive compensation. Previously, if you were the beneficial owner of shares held in street name by a brokerage firm, bank, broker-dealer, or other similar organization, and you failed to instruct the organization as to how to vote such shares, the organization could, in its discretion, vote such shares in the election of directors or on executive compensation. Brokerage firms who are members of the New York Stock Exchange are no longer allowed to vote your shares held in street name in the election of directors or on executive compensation, if you fail to instruct the organization how to vote such shares. Therefore, it is very important that you provide instructions on how to vote any shares beneficially owned by you in street name.

Internet Access to Proxy Materials
          Under rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet at www.proxyvote.com. Stockholders will not receive printed copies of the proxy materials unless they request them.
          On or about April 15, 2011, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to our stockholders of record and beneficial owners.
          The Notice provides you with instructions regarding how to:
•	View our proxy materials for the Meeting on the Internet;

•	Request a printed copy of the proxy materials; and

•	Instruct us to send future proxy materials to you by mail or electronically by email on an ongoing basis.
          Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
          The proxy materials include:
•	Notice of Annual Meeting of Stockholders;

•	This Proxy Statement; and

•	The 2010 Annual Report to Stockholders, which includes our audited consolidated financial statements.
          If you request printed copies of the proxy materials by mail, these materials will also include a proxy card.
How to Vote
          Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.
          If you are a stockholder of record, you may attend the Meeting and vote in person. You will be provided with a ballot at the Meeting.
          If you do not wish to attend the Meeting and vote in person, you may vote by proxy. There are three ways to vote by proxy. You may vote by telephone by calling (800) 690-6903 and following the instructions provided. You may vote over the Internet at www.proxyvote.com by following the instructions provided. If you request and receive a printed copy of the proxy materials by mail, you can vote by mail by signing and dating the enclosed proxy card and either mailing it in the postage-paid envelope provided to the address stated on the proxy card or transmitting it by facsimile to the Inspector of Elections at 805-381-3829.
          Telephone and Internet voting facilities for stockholders will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on May 25, 2011. If a proxy is properly submitted and is not revoked, the proxy will be voted at the Meeting in accordance with the stockholder’s instructions indicated on the proxy. If no instructions are indicated on the proxy, the proxy will be voted “FOR” the election of the Board’s nominees, “FOR” the approval of executive compensation, “FOR” a stockholder advisory vote on executive compensation every THREE YEARS, “FOR” ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

          Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by following the instructions provided. If you wish to attend the Meeting and vote in person, you must obtain a proxy executed in your favor from the organization that holds your shares.
          Even if you plan to attend the Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Meeting.
How to Change or Revoke Your Vote
          You may change your vote at any time before the vote at the Meeting. If you are a stockholder of record, you may change your vote by voting again by proxy over the Internet or telephone on a later date (only your last Internet or telephone proxy will be counted), or by filing a written revocation, or a duly executed proxy card bearing a later date, with the Company’s Secretary at the Meeting or at our offices located at 15660 Dallas Parkway, Suite 850, Dallas, Texas 75248 prior to the vote at the Meeting. You may also change your vote by attending the Meeting and voting in person. Attending the Meeting in person will not automatically revoke a previously granted proxy unless you vote again at the Meeting or file a written revocation with the Company’s Secretary at or before the Meeting.
          If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to the brokerage firm, bank, broker-dealer or other organization holding your shares by following the instructions they provided or, if you obtained a proxy in your favor from that organization, by attending the Meeting and voting in person.
Voting Rights
          The authorized capital of the Company consists of (i) 70,000,000 shares of common stock, par value $0.66-2/3 per share (“Common Stock”), of which 45,065,616 shares were issued and outstanding on the Record Date and (ii) 1,000,000 shares of Preferred Stock, $1.00 par value (“Preferred Stock”), none of which were issued and outstanding on the Record Date. The Common Stock and the Preferred Stock are collectively referred to as the “Stock.”
          A majority of the shares of Common Stock issued and outstanding and entitled to vote at the meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the Meeting. Votes withheld, abstentions and “broker non-votes” (as defined below) will be counted for the purpose of determining the presence of a quorum.
          Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company at the close of business on the Record Date on any matter submitted to the stockholders, except that in connection with the election of directors, each stockholder has the right to cumulate votes, provided that the candidates’ names have been properly placed in nomination prior to commencement of voting, and a stockholder has given notice prior to commencement of voting of his or her intention to cumulate votes. If a stockholder has given such notice, all stockholders may cumulate their votes for all nominated candidates. Cumulative voting entitles a stockholder to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by such stockholder, or to distribute such stockholder’s votes on the same principle among as many candidates as the stockholder shall think fit. Discretionary authority to cumulate votes is hereby solicited by the Board, and the vote by proxy through the Internet, telephone or mail shall grant such authority.
          In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. Passage of the proposal to approve executive compensation requires that the number of votes “FOR” approval of executive compensation must exceed the number of votes “AGAINST” approval. The stockholders will be considered to have approved the frequency — every three years, every two years or every year — receiving the greatest number of votes. Abstentions and broker non-votes will have no effect with respect to the election of directors, the advisory vote on executive compensation, or the advisory vote on the frequency of such vote on executive compensation. These votes with respect to executive compensation and the frequency of the advisory vote on executive compensation are not binding on the Company, the Board or the Compensation Committee. However, the Board, particularly the Compensation Committee, will review the results of these votes and take them into consideration when making future decisions regarding executive compensation and the frequency of the advisory vote on executive compensation.

          Each proposal described in this Proxy Statement, other than the election of directors and the stockholder advisory votes, requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting. With respect to all other proposals submitted to the stockholders, abstentions will be included in the number of votes present and entitled to vote on that proposal and, accordingly, will have the effect of a vote “AGAINST” the proposal. However, broker non-votes with respect to any other such proposal submitted to the stockholders will not be counted as shares present and entitled to vote on that proposal and, accordingly, will not have any effect with respect to the approval of that proposal (other than to reduce the number of affirmative votes required to approve the proposal).
          Of the shares of Common Stock outstanding on the Record Date, 8,365,781 (or approximately 18.6%) were held in the name of Lite-On Semiconductor Corporation. See “Security Ownership of Certain Beneficial Owners and Management” and “Corporate Governance — Certain Relationships and Related Transactions,” for additional information about Lite-On Semiconductor Corporation and its subsidiaries and affiliates (“LSC”). On the Record Date, an additional 3,544,431 shares (or approximately 7.3%) were owned by directors and executive officers of the Company. LSC and each of the directors and executive officers have informed the Company that they will vote “FOR” the election of the nominees to the Board identified herein, “FOR” the approval of executive compensation, “FOR” a stockholder advisory vote on executive compensation every THREE YEARS, and “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm.
          Organizations holding Common Stock in “street name” who are members of a stock exchange are required by the rules of the exchange to transmit the proxy materials to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the stockholders. If the organization has not received instructions from the beneficial owner by the date specified in the statement accompanying such proxy materials, the organization may give or authorize the giving of a proxy to vote the Common Stock in its discretion as to some matters, but not as to certain other proposals, without specific instructions from the beneficial owner. When an organization is unable to vote a client’s shares on a proposal, the missing votes are referred to as “broker non-votes.” If you hold Common Stock in “street name” and you fail to instruct the organization that holds your shares as to how to vote such shares, that organization may, in its discretion, vote such Common Stock “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, but not with respect to the election of the nominees to the Board or with respect to the advisory vote on executive compensation or the advisory vote on the frequency of such vote on executive compensation.
Cost of Proxy Solicitation
          This proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this proxy solicitation. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with stockholders of record, beneficial owners, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, telegraph, email or in person to request that the proxies be furnished. No additional compensation will be paid for these services to officers or employees of the Company. The Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries, for their reasonable expenses in forwarding proxy materials to their principals. The estimated cost for this proxy solicitation is approximately $50,000.
Change of Address
          As of the beginning of May 2011, the Company headquarters will be relocated to a new location at 4949 Hedgcoxe Road, Suite 200, Plano, Texas 75024.
Other Business
          As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the Meeting, including a motion to adjourn the Meeting to another time or place, to solicit additional proxies in favor of the recommendation of the Board, the designated proxyholders will vote the shares represented by the proxies on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy. Such authorization includes authority to appoint a substitute nominee or nominees to the Board’s nominees identified herein where death, illness or other circumstances arise which prevent any such director-nominee from serving in such position and to vote such proxy for such substitute nominee. Dr. Keh-Shew Lu and Richard D. White, the designated proxyholders (the “Proxyholders”), are members of the Company’s management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth the beneficial ownership of Common Stock as of the Record Date by each person known to the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock (other than depositories).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class (2)
Lite-On Semiconductor Corporation (“LSC”) 9F. No. 233-2, Pao-Chiao Road, Hsin-Tien, Taipei-hsien 23115, Taiwan, R.O.C.	8,365,781	(3)	18.6%
FMR LLC 82 Devonshire Street, Boston, Massachusetts 02109	4,154,100	(4)	9.2%
BlackRock Inc. 40 East 52nd Street, New York, New York 10022	2,590,585	(5)	5.7%
Brown Capital Management, LLC 1201 N. Calvert Street, Baltimore, Maryland 21202	2,587,642	(6)	5.7%

(1)	The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated below.

(2)	Percentage of Class is based on 45,065,616 shares outstanding as of the Record Date.

(3)	LSC is a public company listed on the Taiwan Stock Exchange Corporation and a member of the Lite-On Group of companies. See “Corporate Governance — Certain Relationships and Related Transactions” for a discussion of the relationship among LSC, the Company and certain directors and executive officers of the Company.

(4)	Based solely on information provided by FMR LLC in a Schedule 13G/A filed with the SEC on February 14, 2011 reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G, neither FMR LLC, which is a parent holding company, nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Board of Trustees. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of the 4,154,100 shares owned by the Fidelity Funds.

(5)	Based solely on information provided by BlackRock Inc. in a Schedule 13G/A filed with the SEC on February 4, 2011, reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G, BlackRock Inc. has sole voting power with respect to 2,590,585 shares, has sole dispositive power with respect to 2,590,585 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

(6)	Based solely on information provided by Brown Capital Management, LLC in a Schedule 13G/A filed with the SEC on February 7, 2011 reporting beneficial ownership of the Company’s Common Stock. According to the Schedule 13G, Brown Capital Management, LLC has sole voting power with respect to 1,323,534 shares, has sole dispositive power with respect to 2,587,642 shares and has neither shared voting power nor shared dispositive power with respect to any shares.

          The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by (i) each director and director-nominee of the Company, (ii) each Named Executive Officer (“NEO”) of the Company (as defined below), and (iii) all directors, director-nominees and executive officers of the Company as a group.

	Amount and Nature
	of Beneficial
	Ownership		Percent of Class
Name of Beneficial Owner	(1)		(2) (3)
Directors
Raymond Soong	620,000	(4)	1.4%
C.H. Chen	452,954	(4)	1.0%
Michael R. Giordano	177,162	(4)	*
L.P. Hsu	11,837	(4)	*
Keh-Shew Lu (5) (10)	1,350,184	(4) (6) (11)	3.0%
John M. Stich	90,337	(4) (7)	*
Michael K.C. Tsai	1,450	(4)	*
Executive Officers
Richard D. White (10)	90,025	(4)	*
Mark A. King (10)	228,450	(4)	*
Joseph Liu (10)	361,919	(4)	*
Edmund Tang (10)	62,031	(4)	*
All directors and executive officers of the Company as a group (15 individuals including those named above)	3,544,431	(8)(9)(11)	7.3%

*	Less than 1%.
(1)	The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated and subject to community property laws where applicable.
(2)	Under Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), certain shares may be deemed to be beneficially owned by more than one person (for example, if a person shares the power to vote or the power to dispose of the shares). In addition, under Rule 13d-3(d)(1) of the Exchange Act, shares which the person (or group) has the right to acquire within sixty (60) days after the Record Date are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership of voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.
(3)	Percentage of Class is based on 45,065,616 shares of the Common Stock of the Company outstanding as of the Record Date.
(Footnotes continued on following page)

(Footnotes continued from previous page)
(4)	Includes the following shares of Common Stock that the named individual has the right to acquire within sixty (60) days after the Record Date by exercising stock options or the vesting of restricted stock units or awards:

Named Individual	Shares
Raymond Soong	486,438
C.H. Chen	98,538
Michael R. Giordano	128,013
L.P. Hsu	4,138
Keh-Shew Lu	606,625
John M. Stich	70,638
Michael K.C. Tsai	1,450
Richard D. White	74,900
Mark A. King	228,450
Joseph Liu	251,901
Edmund Tang	54,850
TOTAL	2,089,641
(5)	Dr. Lu is a member of the Board and the President and Chief Executive Officer of the Company.

(6)	Includes 280,750 shares of Common Stock held in the name of Texastac Investments L.P. and the Lu Family Revocable Trust, and 23,750 shares of Common Stock held in the name of an UTMA (Custodial) Trust. Dr. Lu is the co-general partner of Texastac Investments L.P. and a co-trustee of the Lu Family Revocable Trust and UTMA (Custodial) Trust. He has voting and investment authority over these shares held.

(7)	Includes 7,312 shares of Common Stock held in the name of Stich Family Holdings, LLC. Mr. Stich is a member of Stich Family Holdings, LLC and has voting and investment authority over these shares.

(8)	Includes 2,089,641 shares that the directors, director-nominees and executive officers have the right to acquire within sixty (60) days after the Record Date, by exercising stock options or the vesting of restricted stock units or restricted stock awards, but excludes an additional 767,540 shares that the directors, director-nominees and executive officers will have the right to acquire upon the exercise of stock options or restricted stock units or restricted stock awards, which may vest in installments more than sixty (60) days after the Record Date.

(9)	Includes beneficial ownership of Common Stock in the amount of 98,082 shares owned by executive officers other than NEOs.

(10)	These five executive officers, Dr. Keh-Shew Lu, Richard D. White, Mark A. King, Joseph Liu and Edmund Tang, are NEOs. See “Compensation Discussion and Analysis — Introduction.”

(11)	Excludes 100,000 shares of Common Stock granted to Dr. Lu on April 14, 2010 subject to certain performance criteria. Ultimately 600,000 shares of Common Stock as restricted stock awards will be granted to Dr. Lu in six equal annual installments of 100,000 shares, beginning April 14, 2010 and on each of the five subsequent anniversaries of such date, subject to certain performance criteria. See “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements.”

PROPOSAL ONE
ELECTION OF DIRECTORS
          The Company’s Bylaws provide that the number of directors shall be determined from time to time by the Board, but may not be less than five nor more than seventeen. Currently, the Board has fixed the number of directors at seven. The Company’s Bylaws further provide for the election of each director at each annual meeting of stockholders.
          The persons nominated have been nominated for election to the Board to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified. All director-nominees are currently directors of the Company and have indicated their willingness to serve. Unless otherwise instructed, proxies will be voted in such a way as to elect as many of these director-nominees as possible under applicable voting rules. In the event that any of the director-nominees should be unable or unwilling to serve as a director, the proxy will be voted for the election of such substitute director-nominees, if any, as shall be designated by the Board. The Board has no reason to believe that any director-nominee will be unable or unwilling to serve. The seven nominees who receive the highest number of affirmative votes will be elected.
          None of the director-nominees was selected pursuant to any arrangement or understanding, other than that with the directors of the Company acting within their capacity as such. There are no family relationships among directors of the Company as of the date hereof, and, except as set forth below, as of the date hereof, no directorships are now, or in the past five years have been, held by any director in a company that has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.
          The following table sets forth certain biographical information concerning the director-nominees of the Company as of the Record Date:

			Director
Director-nominees	Age	Position with the Company	Since
Raymond Soong	69	Director and Chairman of the Board	1993
C.H. Chen	67	Director and Vice Chairman of the Board	2000
Michael R. Giordano	64	Director	1990
L.P. Hsu	71	Director	2007
Keh-Shew Lu	64	President, Chief Executive Officer, and Director	2001
John M. Stich	69	Director	2000
Michael K.C. Tsai	57	Director	2010
Raymond Soong Director and Chairman of the Board
Chair, Compensation Committee
Chair, Governance and Stockholder Relations Committee
Member, Risk Oversight Committee
Mr. Soong was appointed the Chairman of the Board of the Company in 1993. Mr. Soong is also the Chairman of the Board of LSC, Lite-On Technology Corporation and Liteon-IT Corp., and a board member of Actron Technology Corporation and Co-Tech Copper Foil Corporation, each of which is a member or an affiliate of the Lite-On Group. In 1975, after serving as a senior engineer for RCA Corporation and as a chief engineer for Texas Instruments, Taiwan Limited (“TI Taiwan”), Mr. Soong, together with several of his co-workers, founded Taiwan Lite-On Electronic Co. Ltd. (“Taiwan Lite-On”), a manufacturer of electronic components and subsystems. Mr. Soong is a graduate of, and received an Honorary Doctorate from, the National Taipei University of Technology’s Electronic Engineering Department and also received an Honorary Doctorate from National Chiao Tung University.
As Chairman of the Boards of LSC, Lite-On Technology Corporation and Liteon-IT Corp., Mr. Soong has significant board experience, which provides him valuable insight on Board management. With his background in the semiconductor industry as a senior engineer for RCA Corporation and as a chief engineer for TI Taiwan, Mr. Soong also brings extensive experience and knowledge of the semiconductor industry to the Board.

C.H. Chen Director and Vice Chairman of the Board
Chair, Risk Oversight Committee
Mr. Chen was appointed the Company’s Vice Chairman of the Board in June 2005. Mr. Chen is also the Chairman of the Board of Co-Tech Copper Foil Corporation, Chairman of the Board of On-Bright Electronic Inc., Vice Chairman of the Board of LSC, Lite-On Technology Corporation and Dynacard Corporation, and a board member of Actron Technology Corporation, each of which is a member or an affiliate of the Lite-On Group. Mr. Chen is also a board member of Kwong Lung Enterprise Co. Mr. Chen served as the Company’s President and Chief Executive Officer from 2000 until 2005. From 1969 to 1990, Mr. Chen held various positions at Texas Instruments Incorporated (“TI”), most recently as the Vice President of TI Taiwan. In 1990, he left TI to found Dyna Image Corporation, which merged with LSC in 2000. Mr. Chen received his Bachelor of Science degree in Mechanical Engineering from National Taiwan University.
Mr. Chen has extensive experience in the semiconductor industry, particularly in Asia, including as a director of several Asian semiconductor companies. This experience provides the Board with a valuable perspective on the current and future trends and challenges in the semiconductor industry in Asia. As the Company’s former President and Chief Executive Officer, Mr. Chen’s deep understanding of the Company enables him to provide practical advice to the Board.
Michael R. Giordano Director
Chair, Audit Committee (Financial Expert)
Mr. Giordano, CIMA, joined the private-banking firm of UBS Financial Services, Inc. as Senior Vice President-Investment Consulting when UBS AG acquired PaineWebber, Inc. in 2000. PaineWebber, Inc. had acquired his previous employer, Kidder Peabody and Co., Inc., with whom he was employed since 1979. Mr. Giordano advises corporations, foundations, trusts, and municipal governments in investments and finance. Mr. Giordano also served as Chairman of the Board and the Chief Executive Officer of the Leo D. Fields Co. from 1980 to 1990, when GWC Holdings acquired it, and, from 2001 to 2003, served as a board member of Professional Business Bank, a publicly traded corporation. Formerly a captain and pilot in the United States Air Force, Mr. Giordano received his Bachelor’s degree in Aerospace Engineering from California State Polytechnic University and his Master’s degree in Business Administration (Management and Finance) from the University of Utah. Mr. Giordano also completed post-graduate work in International Investments at Babson College and is certified by the Investment Management Consultants Association. He is also certified by the John E. Anderson Graduate School of Management, University of California at Los Angeles as a Corporate Director, having demonstrated understanding of directorship and corporate governance.
Mr. Giordano is an experienced leader who has worked in the financial sector for more than 31 years and possesses the skills necessary to lead the Company’s Audit Committee. As Senior Vice President-Investment Consulting with UBS Financial Services, Inc. and since 1979, he has advised numerous public and private, profit and non-profit organizations in investments and finance. Mr. Giordano’s experience provides the Board with a wealth of knowledge in financial and accounting matters.

L.P. Hsu Director
Member, Audit Committee
Member, Compensation Committee
Mr. Hsu has been Chairman of Philips Taiwan Quality Foundation since 2002, a board member of Winbond Electronics Corporation since 1999 and a board member of Vanguard International Semiconductor Corporation since 2003. He also currently serves as a consultant to Lite-On Technology Corporation and a supervisor member of Nuvoton Technology Corporation. Previously, he served as a board member of ZyXEL Communications Corporation from 2006 to 2009, a board member of Lite-On Technology Corporation from 2004 to 2006, the Supervisor of the Board at Delta Electronics from 2000 to 2003 and the Vice Chairman and board member at HannStar Display from 1998 to 2000. He also served as the Chief Executive Officer of HannStar Display in 2001, a board member of Taiwan Semiconductor Manufacturing Company Ltd. from 1991 to 2000 and the Executive Vice President of Philips Taiwan Limited from 1989 to 1998. Since 1998, Mr. Hsu has been an Esteemed Chair Lecturer and Adjunct Professor at the College of Management at National Chiao-Tung University in Taiwan, where he served as Associate Professor from 1971 to 1972. Mr. Hsu completed the International Executive Program at International Institute for Management Development (IMD) and the Advanced Management Program at Harvard Business School and holds a Bachelor’s degree in Physics from National Cheng Kung University in Taiwan.
Having served as a senior executive at several technology companies, including as Chief Executive Officer of HannStar Display and Executive Vice President of Philips Taiwan Limited, Mr. Hsu has the experience to offer valuable insight to the Board on operational issues. Through his past and present services as a board member of several technology companies, including Taiwan Semiconductor Manufacturing Company Ltd., Lite-On Technology Corporation and Winbond Electronics Corporation, Mr. Hsu also has an understanding of the role of the Board in properly governing the Company. Having an extensive background in teaching business management at the National Chiao-Tung University in Taiwan, Mr. Hsu provides the Board with a rich knowledge of business management concepts and techniques.
Keh-Shew Lu Director, President and Chief Executive Officer
Member, Risk Oversight Committee
Dr. Lu was appointed President and Chief Executive Officer of the Company in June 2005 after serving on the Board since 2001. Dr. Lu is also a board member of Lite-On Technology Corporation, Nuvoton Technology Corporation and RAE Systems Inc., three publicly held companies, as well as LedEngin, Inc. and Lorentz Solution, Inc., both privately held companies. Dr. Lu is the founding Chairman of the Asia American Citizen’s Council, the Vice Chairman of the governing board of the Plano Chinese Alliance Church, a board member of the Texas Tech Foundation and a board member of the Advisory Board to the Southern Methodist University’s Asian Studies Program. From 2001 to 2005, Dr. Lu was a partner of the WK Technology Venture Fund. From 1998 to 2001, Dr. Lu served as Senior Vice President of TI and General Manager of Worldwide Mixed-Signal and Logic Products. His responsibilities included all aspects of the analog, mixed-signal and logic products for TI worldwide business, including design, process and product development, manufacturing and marketing. From 1996 to 1998, Dr. Lu was the manager of TI’s worldwide memory business. In addition, he served as the President of TI Asia from 1994 to 1997 where he supervised all of TI activities in Asia, excluding Japan. Dr. Lu holds a Bachelor’s degree in Electrical Engineering from the National Cheng Kung University in Taiwan, and a Master’s degree and a Doctorate in Electrical Engineering from Texas Tech University.
Having worked in the semiconductor industry for more than 37 years and, particularly, having served in various managerial and senior executive capacities at TI, Dr. Lu possesses a wealth of semiconductor management experience. Dr. Lu also is very knowledgeable in the role and function of the Board as a result of serving for many years as a board member of several public and private companies. Since becoming the President and Chief Executive Officer of the Company, Dr. Lu has directed the Company’s expansion through profitable growth and acquisitions, growing revenue and stockholders’ equity from $215 million and $226 million, respectively, in 2005 to $613 million and $541 million, respectively, in 2010.

John M. Stich Director
Member, Audit Committee
Member, Governance and Stockholder Relations Committee
Mr. Stich served as a board member of Spansion, Inc., a flash memory company, and as the chairman of the audit committee, a member of the nominating and corporate governance committee and a member of the compensation committee of that company from 2006 to 2010. He also serves in numerous non-profit organizations, including as a board member of the Japan America Society of Dallas/Fort Worth, a member of the Asian Studies Program Advisory Council at Southern Methodist University, a member of the Consular Corps of Dallas/Fort Worth, and a member of the Dallas-Taipei and Dallas-Sendai Sister City Committees. Mr. Stich was appointed as the Honorary Consul General of Japan at Dallas in 2004. From 2000 to 2006, he was the President and Chief Executive Officer of The Asian Network, a consulting business that helped high-technology companies establish and expand their business in Asia. Prior to this position, Mr. Stich was the Chief Marketing Officer for TI in Japan from 1994 to 1999, and Vice President of Semiconductors for TI Asia from 1991 to 1994. Mr. Stich joined TI in 1964 and has served in various management positions, including 24 years leading TI’s Asian business growth while living in Taipei, Hong Kong and Tokyo. Mr. Stich received his Bachelor’s degree in Electrical Engineering from Marquette University.
With decades of managerial experience at TI, primarily in semiconductor industry, Mr. Stich brings to the Board demonstrated management skills at senior levels. His position as the President and Chief Executive Officer of The Asian Network and his position as the Chief Marketing Officer for TI in Japan and Vice President-Semiconductors for TI Asia give Mr. Stich critical insight into marketing and product management of semiconductor products in Asia. He has served on the Board and the Audit Committee of the Company for the past ten years. In addition, with service as chairman of the audit committee, as well as a member of both the nominating and corporate governance committee and the compensation committee, at Spansion Inc., Mr. Stich possesses valuable experience in accounting principles, financial reporting rules and regulations, corporate governance and director and executive compensation.
Michael K.C. Tsai Director
Member, Compensation Committee
Member, Governance and Stockholder Relations Committee
Mr. Tsai has been a director of Powerchip Semiconductor Corp. since 1994 and its vice chairman since 2003. He also has been the chairman of the board of Maxchip Electronics Corp. since 2008, and currently serves as the chairman of the board of uPI Semiconductor Corp. and Ubiq Semiconductor Corp. From 1991 to 1994, Mr. Tsai was the chairman of the board and the Chief Executive Officer of Elitegroup Computer Systems, Inc. From 1990 to 1994, he served as a board member and an investor representative of Tailink Venture Corp. He was the President and Chief Executive Officer of Esprit Systems, Inc. from 1989 to 1990. He held numerous executive positions in sales, marketing, planning and general management with the Acer Group from 1978 to 1988. Mr. Tsai began his career as an electronic design engineer with Tatung Corp. in 1977. Mr. Tsai received his Bachelor’s degree in Control Engineering and Computer Science in 1975 from National Chiao-Tung University in Taiwan.
Mr. Tsai’s decades of experience serving on the boards of numerous technology and semiconductor companies, and holding various management positions in companies in the technology and semiconductor industry, provide an insightful view of the semiconductor industry to the Board. Mr. Tsai also brings a range of boardroom experience and corporate governance knowledge to further strengthen the operation of the Board.
          See “Security Ownership of Certain Beneficial Owners and Management” and “Corporate Governance — Certain Relationships and Related Transactions” for a discussion of the relationships among Actron Technology Corporation, Co-Tech Copper Foil Corporation, Lite-On Technology Corporation, LSC, Liteon-IT Corp., and the Company.
          The Board unanimously recommends that you vote “FOR” each of the seven director-nominees to the Board set forth above.

CORPORATE GOVERNANCE
Committees of the Board
          The Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance and Stockholder Relations Committee and the Risk Oversight Committee (the “Committees”). Each committee consists of two or more directors who serve at the discretion of the Board. The Board usually makes committee and committee chair assignments annually at its meeting immediately following the Company’s annual meeting of stockholders. The current composition of each committee is as follows:

Governance and
	Audit	Compensation	Stockholder	Risk Oversight
Directors	Committee	Committee	Relations Committee	Committee
Raymond Soong (1)		Chair	Chair	Member
C. H. Chen (1)				Chair
Michael R. Giordano (1)	Chair (2)
L.P. Hsu (1)	Member	Member
Keh-Shew Lu				Member
John M. Stich (1)	Member		Member
Michael K.C. Tsai (1)		Member	Member

(1)	Independent director (as determined by the Board under the rules of Nasdaq and, in the case of members of the Audit Committee, the rules of the SEC).

(2)	Qualifies as “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act.
          Director Independence. The Board has determined that six of the seven current directors are “independent directors” as shown in the above table, and as the term “independent director” is defined under the rules of Nasdaq. The Board also has determined that each member of its Audit Committee, Compensation Committee and Governance and Stockholder Relations Committee meets applicable independence requirements as prescribed by Nasdaq and the SEC.
          Audit Committee. The Audit Committee makes recommendations to the Board regarding the engagement of the Company’s independent registered public accounting firm, reviews the plan, scope and results of the audit, reviews the Company’s policies and procedures with the Company’s management concerning internal accounting and financial controls, and reviews changes in accounting policy and the scope of the non-audit services, which may be performed by the Company’s independent registered public accounting firm. The Audit Committee also monitors policies to prohibit unethical, questionable or illegal activities by the Company’s employees. The “Audit Committee Report” section of this Proxy Statement describes in more detail the Audit Committee’s responsibilities, particularly with regard to the Company’s financial statements and its interactions with the Company’s independent registered public accounting firm.
          The Board has determined that each member of the Audit Committee is “independent,” as that term is defined under the rules of Nasdaq and the SEC, and is able to read and understand fundamental financial statements. The Board also has determined that Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC.

          Compensation Committee. The Compensation Committee makes recommendations to the Board regarding compensation, benefits and incentive arrangements for the Chief Executive Officer and other officers and key employees of the Company. The Compensation Committee also administers the Company’s 1993 Incentive Stock Option Plan (“1993 ISO Plan”), the 1993 Non-Qualified Stock Option Plan (“1993 NQO Plan”), the 2001 Omnibus Equity Incentive Plan (“2001 Incentive Plan”) and the Company’s 401(k) profit sharing plan (the “401(k) Plan”). The Board has determined that each member of the Compensation Committee is “independent” as that term is defined under the rules of Nasdaq.
          Governance and Stockholder Relations Committee. The principal purposes of the Governance and Stockholder Relations Committee (the “Governance Committee”) are to help ensure that the Board (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, and (ii) selects the director-nominees for the next annual meeting of stockholders. The Board has determined that each member of the Governance Committee is “independent” as that term is defined under the rules of Nasdaq.
          Risk Oversight Committee. The Risk Oversight Committee assists the Board in overseeing the Company’s risk management process by (i) overseeing the Company’s efforts to align its management of risks with its strategic objectives, (ii) overseeing the establishment and implementation of a risk oversight framework, and (iii) reviewing the effectiveness of the risk oversight framework in the identification, assessment, monitoring, management and disclosure of significant risks. The Risk Oversight Committee’s assistance provides a reasonable assurance that processes are in place to identify, assess, monitor, manage and disclose risks that may have a material adverse effect on the achievement of the Company’s strategic objectives.
          Charters of the Committees. All four Committees operate pursuant to written charters, which are available on the Company’s Investor Relations website, at www.diodes.com, in the “Investors — Corporate Governance” section.
Meetings of the Board and Committees
          The following table represents the number of meetings and actions taken by written consent of the Board and committees in 2010:

		Action by
	Meetings	Written
	Held	Consent
Board	4	8
Audit Committee	6	2
Compensation Committee	3	2
Governance Committee	2	1
Risk Oversight Committee	2	1
          Each person who was a director of the Company or a member of a committee was present for at least 75% of the meetings of the Board and all such committees held during 2010.
          It is the policy of the Company to require Board members to attend the annual meetings of stockholders, if practicable. With the exception of Mr. Soong, each director attended the 2010 annual meeting of stockholders.

Board Leadership Structure
          The Chairman of the Board conducts each Board meeting and sets the agenda of each Board meeting after consulting with the Chief Executive Officer and members of the Board. The Chairman of the Board also has the responsibility, in conjunction with the Chief Executive Officer, to establish effective communications with the Company’s stakeholders, including stockholders, customers, employees, communities, suppliers, creditors, governments and corporate partners. The Vice Chairman of the Board has the responsibility to assist the Chairman of the Board in fulfilling these responsibilities.
          Although the Board has no policy requiring the separation of the position of the Chairman of the Board and the position of the Chief Executive Officer of the Company, each position is currently held by a different person. Since the early 1990s, the Board has chosen to separate these positions because the Board believes that each position is meant to oversee different tasks. The Chairman of the Board should devote his time to managing the affairs of the Board and, along with fellow members of the Board, to overseeing the Chief Executive Officer and the senior management of the Company. The Chief Executive Officer should devote his time to managing the daily business operations of the Company along with senior management of the Company. The Board currently believes that the separation of the position of the Chairman of the Board and the Chief Executive Officer of the Company is the best solution to govern the Company efficiently.
Nominating Procedures and Criteria and Board Diversity
          Among its functions, the Governance Committee considers and approves nominees for election to the Board. In addition to the candidates proposed by the Board or identified by the Governance Committee, the Governance Committee considers candidates for director suggested by stockholders provided such recommendations are made in accordance with the procedures set forth under “Proposals of Stockholders and Stockholder Nominations for 2012 Annual Meeting.” Stockholder nominations that comply with these procedures and meet the criteria outlined below will receive the same consideration that the Governance Committee’s nominees receive.
          Essential criteria for all candidates considered by the Governance Committee include the following:
•	integrity and a commitment to ethical behavior;

•	maturity;

•	management experience and expertise;

•	independence and diversity of thought;

•	broad business or professional experience that complement those of other directors;

•	an understanding of business and financial affairs and the complexities of business organizations;

•	the ability to actively participate in Board and committee activities; and

•	the ability to work professionally and effectively with other directors and management.

          In evaluating candidates for certain Board positions, the Governance Committee evaluates additional criteria, including the following:
•	financial or accounting expertise;

•	experience in the semiconductor industry or other technology industries;

•	scientific accomplishment;

•	experience in commercializing and marketing semiconductors or other electronic components;

•	business and other experience relevant to public companies of a size comparable to the Company;

•	experience in investment banking, commercial lending or other financing activities; and

•	experience in international business.
          In selecting nominees for the Board, the Governance Committee evaluates the general and specialized criteria set forth above, identifies the relevant specialized criteria prior to commencement of the recruitment process, considers nominees’ previous performance if they are standing for re-election, and generally considers nominees’ ability to contribute to the success of the Company.
          The Governance Committee believes that the Board should include individuals with a broad range of relevant professional expertise, experience and education and reflect the diversity and cultural and geographical perspectives of the Company’s employees, customers and suppliers.
          The Governance Committee, as well as the full Board, has recommended the Board’s nominees for election at the Meeting. Stockholders have not proposed any candidates for election at the Meeting.
Communications with Directors
          You may communicate with the chair of our Audit Committee, our Compensation Committee, our Governance Committee or our Risk Oversight Committee, or with our independent directors individually or as a group, by writing to any such person or group c/o Richard D. White, Secretary, Diodes Incorporated, 15660 Dallas Parkway, Suite 850, Dallas, Texas 75248.
          Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including, but not limited to, the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; résumés and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, provided that any communication that is not distributed will be made available to any independent director upon request.
          Communications that include information better addressed by the Company’s ethics and compliance hotline, supervised by the Audit Committee at (866) 913-2994, will be delivered to the Audit Committee.

Executive Officers of the Company
          None of the executive officers was selected pursuant to any arrangement or understanding, other than that with the executive officers of the Company acting within their capacity as such. Executive officers serve at the discretion of the Board. The following table sets forth certain biographical information concerning the Company’s executive officers as of the Record Date:

Name	Age	Position with the Company
Keh-Shew Lu (1) (2)	64	President, Chief Executive Officer and Director
Richard D. White(1)	63	Chief Financial Officer, Secretary and Treasurer
Mark A. King (1)	52	Senior Vice President, Sales and Marketing
Joseph Liu (1)	68	Senior Vice President, Operations
Hans Rohrer	62	Senior Vice President, Business Development
Colin Greene	54	Europe President and Vice President, Europe Sales and Marketing
Julie Holland	49	Vice President, Worldwide Analog Products
Edmund Tang (1)	63	Vice President, Corporate Administration
Francis Tang	56	Vice President, Worldwide Discrete Products

(1)	These five executive officers are the Company’s NEOs. See “Compensation Discussion and Analysis — Introduction.”

(2)	See “Election of Directors” for biographical information regarding Dr. Keh-Shew Lu.
Richard D. White Chief Financial Officer, Secretary and Treasurer
Mr. White was appointed Chief Financial Officer to the Company in May 2009. From 2006 to 2009, he served as Senior Vice President, Finance. Mr. White has 31 years of senior level finance experience, including 25 years at TI, where he served as Vice President of Finance and Production Planning for MOS memory, Controller for TI’s Asia Pacific Division in Singapore, and various other financial positions in the United States, France and Germany. From 1999 to 2005, he served as the Chief Financial Officer for Optisoft, Inc., and from 2005 to 2006, he served as a Partner of Tatum, LLC. Mr. White, a licensed certified public accountant, holds a Bachelor’s degree in Electrical Engineering from Oklahoma State University and an MBA from the University of Michigan.
Mark A. King Senior Vice President, Sales and Marketing
Mr. King was appointed to his current position in August 2005. He previously served as the Company’s Vice President, Sales and Marketing from 1998 to 2005 and Vice President, Sales from 1991 to 1998. Prior to joining the Company, Mr. King served for nine years in various sales management positions at Taiwan Lite-On. Mr. King holds a Bachelor’s degree in Business Administration from the University of Arizona.
Joseph Liu Senior Vice President, Operations
Mr. Liu was appointed to his current position in 2000. He previously served as the Company’s Vice President, Far East Operations from 1998 to 2000, Vice President, Operations from 1994 to 1998, Chief Financial Officer, Secretary and Treasurer from 1990 to 1998 and Vice President, Administration from 1990 to 1994. Prior to joining the Company, Mr. Liu held various management positions with TI Taiwan since 1970, including Planning Manager, Financial Planning Manager, Treasury Manager, Cost Accounting Manager and General Accounting Manager, including a one-year assignment in TI Dallas from 1979 to 1980. He was the Controller of TI Asia in Singapore and Hong Kong from 1981 to 1986, Financial Planning Manager of TI Latin America Division (for TI Argentina, TI Brazil and TI Mexico) in Dallas from 1986 to 1989 and Chief Coordinator of Strategic Business Systems for TI Asia Pacific Division in Dallas from 1989 to 1990. Mr. Liu holds an Executive MBA from Pepperdine University.

Hans Rohrer Senior Vice President, Business Development
Mr. Rohrer was appointed to his current position in July 2008. He previously served as the Chief Executive Officer of Zetex plc from 2006 until it was acquired by the Company in June 2008. He began his career in research and development at Diehl Data Systems before working at TI from 1976 to 1980, where he held a variety of engineering and marketing positions. From 1980 to 1998, Mr. Rohrer held several senior managerial positions at National Semiconductor Corporation (“NSM”) and led NSM’s European organization from 1990 to 1998 as vice president and general manager. From 1998 to 2002, Mr. Rohrer served as President of Taiwan Semiconductor Manufacturing Company Limited (“TSMC”) —Europe. Mr. Rohrer was the President and Chief Executive Officer of Acuid Corporation from 2002 until joining Zetex plc in 2006. Mr. Rohrer holds a Master’s degree in Electronics from Aalen University and received further business and management education from Stanford University and INSEAD.
Colin Greene Europe President and Vice President, Europe Sales and Marketing
Mr. Greene was appointed to his current position in June 2008 upon the Company’s acquisition of Zetex plc. From 1997 to 2008, Mr. Greene held several management positions with Zetex. He served on the Zetex’ Board as an executive director from March 2004 until joining the Company and served as Director of Marketing from March 2004 to December 2004 and thereafter as Chief Operating Officer. Prior to Zetex, he spent 10 years with NSM, most recently as European Marketing Manager for all analog products. Mr. Greene holds a Bachelor’s degree with honors in Electrical Engineering from Aston University.
Julie Holland Vice President, Worldwide Analog Products
Ms. Holland joined the Company in January 2008. She previously spent over 20 years at TI where she held several key management roles, last serving as Director and General Manager of the Connectivity Solutions business unit prior to her departure in 2007. Her responsibilities included leading business and technical teams in the United States, Asia and Japan in the development, production and marketing of multiple analog and interface product lines. Prior to leaving the Connectivity Solutions business unit, Ms. Holland served at TI as Director, Worldwide Business Solutions from 2000 to 2001 and as Director, Computer Peripheral and Control Products from 1997 to 1999. She earned Bachelor’s degrees in Physics and Mathematics at Northwestern University and a Master’s degree in Engineering Management at Southern Methodist University. She is an alumna of Leadership America and Leadership Texas, and was named a Fellow of the International Women’s Forum Leadership Foundation.
Edmund Tang Vice President, Corporate Administration
Mr. Tang was appointed to his current position in September 2006. He has 30 years of managerial and engineering experience, including 25 years at TI, where he last served as its Vice President and global memory quality manager of the world-wide MOS memory operation from 1997 to 2001, and prior to that he was TI’s Vice President and General Manager of Asia memory operations. From 2002 to 2006, Mr. Tang served as the Asia President of FSI International Inc. (“FSI”), a global supplier of wafer cleaning and processing technology, responsible for FSI’s business in Taiwan, Singapore, South Korea, and China. Mr. Tang holds a Bachelor’s degree in Electrical Engineering from the National Cheng Kung University in Taiwan and a Master’s degree in Electrical Engineering from Southern Methodist University.
Francis Tang Vice President, Worldwide Discrete Products
Mr. Tang was appointed to his current position in May 2006. He previously served as the Company’s Global Product Manager since 2005. From 2002 until joining the Company, Mr. Tang served as general manager of T2 Microelectronics in Shanghai, China where he managed complex mixed-signal SOC product development. From 1996 to 2001, Mr. Tang was the senior strategic marketing director for Acer Labs, Inc. USA, and prior to that, he was employed by NSM for 17 years, where he held various management positions in analog and mixed-signal circuit design, applications and strategic marketing. Mr. Tang holds a Master’s degree in Electrical Engineering from University of Missouri — Rolla.

COMPENSATION OF DIRECTORS
The following table sets forth the compensation paid to each director, who is not a NEO, for service in 2010:

					Changes in Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($) (1)(2)	($) (1)(2)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Raymond Soong	80,000	559,120	—	—	—	—	639,120
C.H. Chen	80,000	383,672	—	—	—	—	463,672
Michael R. Giordano	100,000	111,824	—	—	—	—	211,824
L.P. Hsu	90,000	111,824	—	—	—	—	201,824
John M. Stich	90,000	111,824	—	—	—	—	201,824
Michael K.C. Tsai	46,667	111,824	—	—	—	—	158,491

(1)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each director has actually realized benefit from the awards. The value of the equity awards in column (c) and (d) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported for stock awards include RSUs and are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. Amounts reported for stock options are determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 17, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2011, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value.

(2)	Under the Company’s 2010 director compensation plan, each non-employee director listed in the table above was granted an award of 5,800 RSUs on May 24, 2010, except Mr. Raymond Soong, Chairman of the Board, and Mr. C.H. Chen, Vice Chairman of the Board, who were granted awards of 29,000 and 19,900 RSUs, respectively, on May 24, 2010. Each of these awards to the Company’s non-employee directors, except Mr. Soong and Mr. Chen, had a grant date fair value of $111,824. Awards to Mr. Soong and Mr. Chen had grant date fair values of $559,120 and $383,672, respectively.

(3)	Mr. Tsai was elected to the Board in May 2010; therefore, his compensation for 2010 is reported proportionally.

          The following table shows the aggregate number of shares underlying outstanding restricted stock units and outstanding stock options held by non-employee directors as of December 31, 2010:

	Restricted Stock Units	Stock Options
Name	(#)	(#)
Raymond Soong	70,688	583,875
C.H. Chen	48,288	202,500
Michael R. Giordano	14,101	133,875
L.P. Hsu	14,101	—
John M. Stich	14,101	76,500
Michael K.C. Tsai	5,800	—
          Since June 2007, each non-employee director of the Company has received a quarterly retainer of $20,000, the Chairman of the Audit Committee has received an additional $5,000 quarterly retainer, and each other member of the Audit Committee has received an additional $2,500 quarterly retainer.
          In addition, the following amounts of RSUs, which vest in four equal annual installments commencing on the first anniversary of the date of grant, were granted in 2010 to each non-employee director:
•	Chairman of the Board: 29,000 shares;

•	Vice Chairman: 19,900 shares; and

•	All other directors: 5,800 shares.
          The Board may modify such compensation in the future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          During fiscal 2010, the Compensation Committee consisted of three directors: Raymond Soong (Chairman), L.P. Hsu, and Michael K.C. Tsai. During 2010, no executive officer of the Company served on the compensation committee (or equivalent) of the Board of Directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.
Report of the Audit Committee
          The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.
AUDIT COMMITTEE REPORT
          The Board maintains an Audit Committee comprised of three of the Company’s directors, Michael R. Giordano (Chairman), John M. Stich and L.P. Hsu. Each member of the Audit Committee meets the independence and experience requirements of the Nasdaq Stock Market and the independence requirements of the SEC. Mr. Giordano qualifies as an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.
          Management is responsible for the preparation of the Company’s financial statements and financial reporting process, including its system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:
•	reviewed and discussed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2010; and

•	obtained from management their representation that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States.
          The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the auditing standards generally accepted in the United States and expressing an opinion on whether the Company’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee:
•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”); and

•	received and discussed with the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board as currently in effect (“Independence Discussions with Audit Committees”), and reviewed and discussed with independent registered public accounting firm whether the rendering of the non-audit services provided by them to the Company during fiscal 2010 was compatible with their independence.
          The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee. The Audit Committee held six meetings during fiscal 2010, and took action by written consent on two occasions.

          In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company’s financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s auditors are independent. Based upon the reviews and discussions described above, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC. The Audit Committee also has recommended, and the Board also has approved, the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Dated: April 12, 2011	THE AUDIT COMMITTEE Michael R. Giordano, Chairman L.P. Hsu John M. Stich

Code of Ethics
          The Company has adopted a Code of Ethics applicable to the principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions of the Company. The Code of Ethics is available on the Company’s website at www.diodes.com in the “Investors — Corporate Governance” section. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics applicable to senior financial executives on the Company’s website within four business days following the date of such amendment or waiver.
Certain Relationships and Related Transactions
          Policy Regarding Related Person Transactions
          The Audit Committee has adopted a written policy (the “Policy”) to review any transaction (a “related person transaction”) in which the Company was, or is to be, a participant and in which any director, executive officer, nominee for director or beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The Policy requires the following:
•	the Audit Committee shall review any proposed agreement or arrangement relating to a related person transaction or series of related person transactions, and any proposed amendment to any such agreement or arrangement;

•	the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

•	before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company’s internal audit department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•	the Audit Committee shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or to renegotiate any such agreement or arrangement which is not so determined to be fair to the Company; and

•	the Company will disclose any related person transactions required to be disclosed by the rules promulgated by the SEC, in the manner so required.

          Relationships and Transactions
          The Audit Committee of our Board reviews all related party transactions for potential conflict of interest situations on an ongoing basis, in accordance with such procedures as the Audit Committee may adopt from time to time. We believe that all related party transactions are on terms no less favorable to us than could be obtained from unaffiliated third parties.
          We conduct business with one related company: LSC. LSC is our largest stockholder and is a member of the Lite-On Group of companies. C.H. Chen, our former President and Chief Executive Officer and current Vice Chairman of our Board, is also Vice Chairman of LSC and Lite-On Technology Corporation. Mr. Chen is the Vice Chairman of Dynacard Corporation, a board member of Lite-On Technology Corporation, the Chairman of Co-Tech Copper Foil Corporation, the Chairman of On-Bright Electronic Inc., and a board member of Actron Technology Corporation, each of which is a member or an affiliate of the Lite-On Group. In addition, Raymond Soong, the Chairman of our Board, is the Chairman of LSC and is also the Chairman of Liteon-IT Corp. and Lite-On Technology Corporation, a significant shareholder of LSC. Mr. Soong also serves on the board of Actron Technology Corporation and Co-Tech Copper Foil Corporation, both of which are affiliates of the Lite-On Group. Dr. Keh-Shew Lu, our President and Chief Executive Officer and a member of our Board, is also a board member of Lite-On Technology Corporation. L.P. Hsu, a member of our Board since May 2007 serves as a consultant to Lite-On Technology Corporation.
          We also conduct business with one significant company, Keylink International (B.V.I) Inc., and its subsidiaries and affiliates (“Keylink”). Keylink is our 5% joint venture partner in our Shanghai manufacturing facilities.
          We sold products to LSC totaling 1.1%, 2.1% and 3.5% of our net sales for the years ended December 31, 2010, 2009 and 2008, respectively, making LSC one of our largest customers. Also for the years ended December 31, 2010, 2009 and 2008, 6.9%, 6.3% and 9.6%, respectively, of our net sales were from semiconductor products purchased from LSC for subsequent sale, making LSC our largest supplier. For the years ended December 31, 2010, 2009 and 2008, we paid a member of the Lite-On Group in aggregate amounts of $0.2 million, $0.8 million and $0.7 million, respectively, for leasing its warehouse space in Hong Kong and providing its warehouse services with a lease term ended March 2011.
          We sell products to, and purchase inventory from, companies owned by Keylink. We sold products to companies owned by Keylink, totaling 2.5%, 2.6% and 0.8% of net sales for the years ended December 31, 2010, 2009 and 2008, respectively. Also for the years ended December 31, 2010, 2009 and 2008, 1.9%, 1.2% and 1.3%, respectively, of our net sales were from semiconductor products purchased from companies owned by Keylink. In addition, our subsidiaries in China lease our Shanghai manufacturing facilities from, and subcontract a portion of their manufacturing process (metal plating and environmental services) to, Keylink. We also pay a consulting fee to Keylink. The aggregate amounts for these services for the years ended December 31, 2010, 2009 and 2008 were $14.4 million, $10.7 million and $10.5 million, respectively. See “Risk Factors — We receive a significant portion of our net sales from two customers. In addition, one of these customers is our largest external supplier and both are related parties. The loss of these customers or suppliers could harm our business, results of operations and financial condition.” in Part I, Item 1A and Note 18 of “Notes to Consolidated Financial Statements” of the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2011 for additional information.
          Notwithstanding such relationships and transactions, the Board has determined that each of Messrs. Chen, Hsu and Soong is independent under the rules of the Nasdaq Stock Market and the SEC.
          Mr. Kevin Chou, the son-in-law of Dr. Keh-Shew Lu, the Company’s President, Chief Executive Officer and a member of the Board, has been employed by the Company as a Senior Financial Analyst since August 2009. In 2010, the Company paid Mr. Chou $106,000 in base salary and $12,000 in discretionary bonus, as well as awarded him 1,200 restricted stock units, which vest in four equal annual installments.
Compliance with Section 16(a) of the Securities Exchange Act of 1934
          Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports.
          Specific due dates for these reports have been established by the SEC, and the Company is required to report any failure to file on a timely basis. Based solely upon review of copies of reports filed by the Company’s directors and executive officers with the SEC during the most recent fiscal year ended December 31, 2010, all reports required to be filed in fiscal 2010 were filed on a timely basis.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION
          At the Meeting, the stockholders are being asked to approve the compensation of the NEOs as disclosed below pursuant to the compensation disclosure rules of the SEC, including the information in “Compensation Discussion and Analysis” and in the Summary Compensation Table and other related tables and narrative disclosure below in “Executive Compensation.”
          As discussed below, our executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve Company performance goals and individual objectives established by the Compensation Committee, without encouraging undue or unreasonable risk-taking.
          The Compensation Committee reviews our executive compensation programs annually to ensure they align executive compensation with the interests of our stockholders and current market practices. Please see “Compensation Discussion and Analysis” and “Executive Compensation” for information about our executive compensation programs, including information about the fiscal 2010 compensation of the NEOs.
          This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation philosophy and decisions described in “Compensation Discussion and Analysis” and “Executive Compensation.”
          This vote is advisory and is not binding on the Company, the Board or the Compensation Committee. However, the Board values the opinions of our stockholders and will review the result of the vote and take it into consideration when making future decisions regarding executive compensation.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION.”

PROPOSAL THREE
ADVISORY VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION
          At the Meeting, the stockholders are being asked to indicate how frequently we should hold future stockholder advisory votes on executive compensation. By voting on this proposal, stockholders may indicate whether they would prefer a stockholder advisory vote on executive compensation once every one year, two years or three years.
          After careful consideration, the Board has decided to recommend that stockholders vote in favor of holding a stockholder advisory vote on executive compensation every three years. The Board supports a triennial vote because the Board believes that this frequency will provide the Company with sufficient time to discuss with stockholders the results of the vote on executive compensation and develop an action plan to respond, and will align more closely with the long-term strategic objectives of our executive compensation programs.
          The frequency — one year, two years or three years — that receives the greatest number of votes will be considered to have been approved by the stockholders. This vote is advisory and is not binding on the Company or the Board. However, the Board values the opinions of our stockholders and will consider the result of this vote in setting the frequency of future stockholder advisory votes on executive compensation.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” HOLDING FUTURE STOCKHOLDER ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION EVERY THREE YEARS.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
          This Compensation Discussion and Analysis explains the Company’s compensation objectives and philosophy, as well as how and why executive officers’ compensation decisions were made in 2010 for each person who served as the Company’s principal executive officer or principal financial officer during 2010 and the Company’s three other most highly compensated executive officers (collectively, the “NEOs”). This section also explains how the compensation of NEOs is aligned with the interests of the Company’s stockholders and is intended to place in perspective the executive compensation information contained in the tables that follow this discussion.
          During 2010, our NEOs were:
•	Dr. Keh-Shew Lu, President and Chief Executive Officer and a member of the Board;

•	Richard D. White, Chief Financial Officer, Secretary and Treasurer;

•	Mark A. King, Senior Vice President of Sales and Marketing;

•	Joseph Liu, Senior Vice President of Operations; and

•	Edmund Tang, Vice President of Corporate Administration.
Executive Summary
          2010 Financial Performance
          The Company achieved record financial results in 2010, including achieving its twentieth consecutive year of profitability. The following table summarizes the Company’s key financial results for 2010 compared to 2009:

(in millions, except gross profit margin and stock price at year end)	2010	2009	Percent Change

Net sales	$612.9	$434.4	41.1%
Gross profit	$224.9	$121.2	85.6%
Gross profit margin	36.7%	27.9%	—
GAAP net income	$76.7	$7.5	922.7%
GAAP net income per diluted share	$1.68	$0.17	888.2%
Non-GAAP, adjusted net income (1)	$82.9	$24.1	244.0%
Non-GAAP, adjusted net income per diluted share (1)	$1.82	$0.55	230.9%
Cash flow from operations	$118.0	$65.5	80.1%
Stock price at year end	$26.99	$20.41	32.2%

(1)	For a reconciliation of GAAP net income to non-GAAP, adjusted net income and GAAP net income per diluted share to non-GAAP, adjusted net income per diluted share, see the discussion attached to this Proxy Statement as Appendix A.
     During the first three quarters of 2010, the Company saw an increase in net sales due to strong demand for its products in all geographic regions. In addition, during the first, second and third quarters of 2010, gross profit margin increased due to improved product mix, which includes a favorable mix of higher margin new products, as well as increased capacity at the Company’s wafer fabrication facilities and generally stable average selling prices. During the fourth quarter of 2010, the Company’s business continued to benefit from continued ramp-up of prior design wins and customer acceptance of the Company’s new product portfolio, and the Company achieved its seventh consecutive quarter of sequential revenue growth.

          2010 Operating Achievements
          The Company achieved key strategic objectives during 2010, including:
•	The Company announced a joint venture with a Chinese partner to establish a semiconductor manufacturing facility for the purpose of providing surface mounted component production, assembly and testing, and integrated circuit assembly and testing in Chengdu, People’s Republic of China. This is a long-term, multi-year project that will provide additional capacity once the Company reaches the maximum production capacity at its Shanghai facilities in the next few years;

•	The Company put $152 million of its auction rate securities back to UBS AG at par value for cash and used the proceeds to pay off the “no net cost” loan;

•	The Company shipped approximately 27.9 billion units of products;

•	The Company entered into the standard logic market and released its initial single-gate logic products; and

•	The Company received the Best Environmental Practice Award for Large Companies at the 2010 Northwest Business Environmental Annual Awards in the United Kingdom.
          Best Practices
          The following policies and procedures reinforce the Company’s compensation objectives and philosophy described below:
          Provide Limited Change-in-Control Benefits. We provide limited change-in-control severance benefits to Company’s executive officers and do not provide any related tax gross-ups.
          Utilized Long-Term Restricted Stock Units. In 2010, the Compensation Committee continued its use of time-based RSUs as a significant portion of long-term equity incentive compensation. The Compensation Committee believes that time-based RSUs are an appropriate equity vehicle for the Company’s executive officers because such RSUs align executive officers’ interests with the interests of stockholders by providing value only if pre-established time-based vesting requirements are satisfied.
          Emphasized Variable Compensation. In 2010, the Compensation Committee continued its practice of awarding the majority of total direct compensation to NEOs in the form of variable compensation that is performance based. Variable compensation is tied to the achievement of performance goals or stock price appreciation and includes elements such as annual incentive bonuses, stock options and RSUs. For a summary of the variable compensation for each NEO, please see “Executive Compensation — Summary Compensation Table.”
          In 2009, the Company and Dr. Keh-Shew Lu, the Company’s President and Chief Executive Officer, entered into an employment agreement, which provides a portion of his compensation in RSAs that would only be realized upon the achievement of a specific performance goal for the Company. Further details of the employment agreement between the Company and Dr. Lu are described under “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements.”
          Pay-for-Performance
          The Company’s executive compensation program is designed to align executive compensation with Company and individual performance on both a short and long-term basis. The majority of the Company’s target total direct compensation is in the form of variable compensation, comprised of annual incentive bonuses, stock options and RSUs, which aligns executive compensation with stockholders interests by tying a significant majority of total direct compensation to the achievement of performance goals or stock price appreciation. Variable compensation means the executive officers will not realize value unless performance goals, the majority of which are directly tied to the Company performance, are achieved (for annual incentive bonuses and RSUs) or the Company’s stock price appreciates (for stock options). In 2010, a minimum of 70% of each of the Company’s NEOs’ target total direct compensation was “at risk” in the form of variable compensation.

          Risk Considerations
          We designed our total direct compensation mix to encourage the Company’s executive officers to take appropriate risks aimed at improving Company performance and driving long-term stockholder value. We believe that the design and objectives of the Company’s executive compensation program provide an appropriate balance of incentives for executive officers and thereby avoids inappropriate risks. In this regard, our executive compensation program includes, among other things, the following design features:
•	A balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	Variable compensation based on a variety of performance goals, including Company and individual performance goals;

•	Compensation Committee discretion to lower annual incentive award amounts;

•	A balanced mix of short-term and long-term incentives; and

•	Time-based vesting requirements for RSUs.
          The Compensation Committee has assessed our compensation objectives, philosophy, and forms of compensation and benefits for all employees of the Company, including executive officers, and has concluded that the Company’s compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Objectives and Philosophy
          The objective of the Company’s compensation program is to promote the continued profitability and growth of the Company for the benefit of its stockholders.
          The Company’s compensation philosophy is to attract, retain and motivate executives critical to the Company’s long-term growth and profitability. This compensation consists primarily of base salaries, cash bonuses, equity awards and benefits.
          The Compensation Committee (the “Committee”) determines the Company’s compensation philosophy and forms of compensation and benefits for NEOs and all other executive officers. The Committee operates under a written charter approved by the Board. A copy of the charter is available at www.diodes.com in the “Investors — Corporate Governance” section. The Company currently has nine executive officers including the Chief Executive Officer.
          In support of this compensation philosophy, the Company generally believes that:
•	The total compensation of NEOs and all other executive officers should be competitive (i.e., in approximately the 50th percentile) with the total compensation paid by other companies of similar size to their executive officers with comparable duties in the semiconductor industry;

•	Base salaries should only be a portion of the total compensation and may generally be lower than the median (i.e., lower than the 50th percentile) base salaries paid by such other companies; and

•	Cash bonuses and equity awards should be used to motivate NEOs and all other executive officers to achieve specific strategic and performance objectives established by the Board and to align the NEOs’ and all other executive officers’ interests with those of the Company’s stockholders.

How the Company’s Compensation Program Operates
          In fiscal 2010, the Committee continued to apply the compensation objectives and philosophy described above in determining the compensation of the NEOs and all other executive officers.
          Annual Evaluation Procedures
          The Committee determines the compensation for all the executive officers, including the NEOs. The Committee meets in executive session at the beginning of each fiscal year to (i) evaluate the performance of the NEOs and all other executive officers during the prior fiscal year; (ii) determine their annual bonuses, if any, for the prior fiscal year; (iii) establish overall performance goals and objectives for the current fiscal year; and (iv) establish the formula for determining the total executive bonus pool for the current fiscal year. The Committee meets again in executive session mid-year to (i) set the NEOs’ and all other executive officers’ base salaries for the next 12 months; and (ii) consider and approve any equity incentive compensation. For a discussion of the criteria used by the Committee to evaluate the performance of NEOs in 2010, see “Compensation Discussion and Analysis — How and Why Executive Compensation Decisions Were Made.”
          Management’s Role in Determining Executive Compensation
          The Committee discusses with, and takes into consideration the recommendations of, the Chief Executive Officer concerning the annual evaluation of the NEOs and other executive officers, except for matters related to the Chief Executive Officer’s own evaluation and compensation. The Committee also periodically receives reports and recommendations from outside compensation consultants. The Chief Executive Officer has a role in determining executive compensation because he evaluates employee performance, recommends performance goals and objectives, and recommends salary levels, bonuses and incentive awards of the executive officers and the NEOs, other than himself.
          Compensation Consultant
          The Committee’s charter enables the Committee to retain independent consulting firms to assist in the evaluation of the NEOs’ and all other executives officers’ compensation, and provides the Committee with the sole authority to approve the consulting firm’s fees and other retention terms. In the second quarter of fiscal 2010, Radford Surveys and Consulting (“Radford”) was retained to provide information concerning the compensation practices of companies within the semiconductor industry of comparable size to the Company.
          Radford works with the Company’s management, including the Company’s Chief Executive Officer, to review programs that support the Company’s business objectives while carrying out its duties for the Committee. Radford does not provide any other services to the Company other than those for which it has been retained. The Committee intends to update the Survey every three years with the assistance of Radford or another comparable consulting firm. The Committee’s reason for revising the Survey every three years as opposed to every year is because the Committee does not believe that the executive compensation benchmark or the comparable companies are likely to have significant changes every one or two years.
          Comparable Companies and Market Positioning
          The Committee reviews data concerning the pay practices among semiconductor companies of similar size to the Company. Although this data provides the Committee with a general frame of reference, the Committee does not target the compensation of any NEO or other executive officer at a specific percentile of the compensation paid by comparable companies. The Committee referred to the 2010 Executive Compensation Competitive Assessment (the “Survey”) prepared by Radford when the Committee reviewed and approved executive compensation for 2010.
          Radford selected the companies for the Survey (the “Peer Group”) based on revenues, market capitalization and overall position in the semiconductor industry. The Peer Group was composed of semiconductor companies or similar technology companies in the United States with annual revenue ranging from $200 million to $1.5 billion and market capitalization ranging from $300 million to $3 billion and with whom the Company competes for executive talent (the “Peer Group Criteria”). Radford also provided the executive compensation data of four additional companies that did not fit within the Peer Group Criteria. These four companies were Texas Instruments Incorporated, ON Semiconductor Corporation, Maxim Integrated Products, Inc. and STMicroelectronics N.V. Radford, however, did not include these four companies in the Survey.

          The Survey compared the compensation paid to the following nine executive officers of the Company with those occupying similar positions in the 25 companies in the Peer Group: Chief Executive Officer; Chief Financial Officer; Senior Vice President, Operations; Senior Vice President, Sales and Marketing; Vice President, Corporate Administration; Vice President, Worldwide Discrete Products; Vice President, Worldwide Analog Products; Vice President, Finance and Investor Relations; and Europe President and Vice President, Europe Sales and Marketing.
          The Peer Group consisted of the following:

Applied Micro Circuits Corporation	Conexant Systems. Inc.	Cree, Inc.
Cypress Semiconductor Corporation	DSP Group, Inc.	Fairchild Semiconductor International, Inc.
Integrated Device Technology, Inc.	International Rectifier Corporation	Intersil Corporation
IXYS Corporation	Lattice Semiconductor Corporation	Linear Technology Corporation
Micrel, Incorporated	Microchip Technology Incorporated	Microsemi Corporation
OmniVision Technologies, Inc.	PMC-Sierra, Inc.	RF Micro Devices, Inc.
Semtech Corporation	Silicon Laboratories Inc.	Silicon Storage Technology, Inc.
Skyworks Solutions, Inc.	Standard Microsystems Corporation	TriQuint Semiconductor, Inc.
Zoran Corporation
          The Survey compared the base salary, target bonus, target total cash, long-term incentives, and total direct compensation of each of the Company’s nine executive officers to the amounts given for the most comparable position in the Peer Group based on the 2010 Radford High Technology Total Direct Compensation Survey. The Survey placed a compensation premium of 15% on the Company’s Vice President, Corporate Administration, and a compensation discount of 20% on the Company’s Senior Vice President, Operations, to reflect the additional responsibilities of the Vice President, Corporate Administration, and the reduction of responsibilities of the Senior Vice President, Operations.
          In the Survey, base salary is the annual salary that each of the Company’s executive officers receives from the Company, and target bonus is the annual bonus that each of the Company’s executive officers receives from the Company. The target total cash is defined as the sum of base salary plus target bonus. Long-term incentives is defined as the sum of the Black-Scholes value of stock option grants and the value of restricted stock unit grants. Dr. Lu’s grant of 600,000 shares of restricted stock, which is part of his employment agreement with the Company, was not included in the Survey’s comparison of the long-term incentives provided by the Company with those of the Peer Group. Total direct compensation is defined as the sum of target total cash plus long-term incentives.
          The Survey showed that:
•	base salary for the Company’s executive officers was consistently below the 25th percentile of the Peer Group;

•	target bonus for the Company’s executive officers was consistently above the 75th percentile of the Peer Group;

•	target total cash for the Company’s executive officers was consistently at the 50th percentile of the Peer Group;

•	long-term incentive value for the Company’s executive officers was consistently at the 75th percentile of the Peer Group; and

•	total direct compensation for the Company’s executive officers was consistently at the 50th percentile of the Peer Group.
          The Survey also analyzed the companies in the Peer Group for the number of employees, revenues, net income, stock price, total common shares outstanding and market capitalization. The Survey showed that among the companies in the Peer Group, the Company ranked:
•	in the seventy-eighth percentile for the number of employees;

•	in the forty-first percentile for 2010 fiscal revenue;

•	in the sixty-first percentile for 2010 fiscal net income;

•	in the forty-second percentile for the revenue of trailing twelve months;

•	in the sixty-first percentile for the net income of trailing twelve months;

•	in the seventy-ninth percentile for the stock price;

•	in the twelfth percentile for the total Common Stock outstanding; and

•	in the forty-first percentile for company market caps.
          The Survey concluded that the Company’s executive compensation was approximately in-line with the Company’s executive compensation philosophy as described above.

Elements of Executive Compensation
          During 2010, the Company’s compensation for NEOs and other executive officers consisted of the components listed in the table below, which provides a brief description of the principal elements of compensation, how performance is factored into each element of compensation, and the primary objectives served by each element of compensation. A description of each of these elements is discussed in more detail in “Compensation Discussion and Analysis — How and Why Executive Compensation Decisions Were Made” below.

Principal Elements of Executive Compensation
		Performance	Primary
Element	Description	Considerations	Objectives
Base Salary	• Fixed cash payment with annual adjustment	• Based on workload, level of responsibilities, experience and individual performance	• Attract and retain talents • Recognize career experience and individual performance • Provide basic compensation

Bonus	• Discretionary cash incentive (1)	• Amount of award based on workload, level of responsibilities and contributions to the achievement of the Company’s performance	• Attract and retain talent • Promote and reward contributions to the Company’s performance

Equity Awards (2)	• Stock options • Restricted stock awards (“RSAs”) • Restricted stock units (“RSUs”)	• Value of equity awards directly linked with long-term performance of the Company	• Align interests of the executive officers with stockholder interests • Attract and retain talent

Additional Benefits and Perquisites
•  Automobile allowance
•  Deferred compensation plan
•  Employee assistance program
•  Health, dental, vision, life, accidental death and dismemberment, business travel accident, and long-term and short-term disability insurance
•  Retirement plans
• Not applicable
•  Provide reasonable security to allow executive officers to perform at their best
•  Provide competitive benefits and perquisites to executive officers
•  Promote health and well being of executive officers

(Footnotes continued on following page)

(Footnotes continued from previous page)
(1)	The Committee reviews and establishes the executive bonus pool at the beginning of each fiscal year. In 2010, the executive bonus pool was based on a calculation, which compares the Company’s revenue growth to growth in the Company’s serviceable available market (“SAM”) and the Company’s actual profitability to the Company’s calculated profitability based on a profit fall-through factor. If the 2010 executive bonus pool was less than 80% of the 2009 executive bonus pool, no bonuses would be paid to any executive officer of the Company.

(2)	Equity awards may be made pursuant to the Company’s 2001 Omnibus Equity Incentive Plan. See “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — 2001 Omnibus Equity Incentive Plan” for further details.
          The Committee favors compensating executive officers of the Company in the form of bonuses and equity awards rather than in the form of base salaries so as to more closely align the interests of the Company with the interests of stockholders. The Committee does not allocate between cash and non-cash compensation and between short-term and long-term compensation based on specific percentages. Instead, the Committee believes that the total compensation package for each executive officer of the Company should be generally in-line with the prevailing market.
          The following table shows all compensation elements as percentages of total compensation for each NEO for 2009 and 2010:

						Additional
						Benefits and
				Bonus	Equity Awards	Perquisites
Name	Title	Year	Base Salary (%)	(%)	(1) (%)	(%)	Total (%)
Keh-Shew Lu	President and Chief	2010	10.1	30.0	59.4	1.1	100
	Executive Officer	2009	10.6	24.0	64.4	1.0	100

Richard D. White	Chief Financial Officer,	2010	16.1	32.5	48.8	3.2	100
	Secretary and Treasurer	2009	16.1	28.3	52.7	2.9	100

Mark A. King	Senior Vice President,	2010	18.9	29.3	48.9	3.5	100
	Sales and Marketing	2009	19.7	26.2	51.1	3.0	100

Joseph Liu	Senior Vice President,	2010	28.3	34.3	34.7	3.3	100
	Operations	2009	23.4	27.0	48.2	1.5	100

Edmund Tang	Vice President, Corporate	2010	18.4	34.5	45.2	2.7	100
	Administration	2009	22.2	31.3	44.2	2.1	100

(1)	These percentages reflect portions of NEO’s total compensation based on the grant date fair value of these equity awards and do not reflect whether each NEO has actually realized a financial benefit from these equity awards. The value of the equity awards is calculated in accordance with the amount recognized for financial statement reporting purposes. Pursuant to SEC rules, the percentages shown above as the portion of a NEO’s total compensation attributable to equity awards, exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported for RSUs and RSAs are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. Amounts reported for stock options are determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 17, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2011, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value.

How and Why Executive Compensation Decisions Were Made
          When making individual compensation decisions for NEOs, the Committee takes many factors into account, including the executive officer’s experience, responsibilities, management abilities and job performance, the performance of the Company as a whole, current market conditions and pay levels for similar positions at comparable companies. These factors are considered by the Committee in a subjective manner without any specific formula or weighting.
          For fiscal 2010, the major factors that influenced the Committee’s executive compensation decisions for NEOs were:
•	The Company’s 2010 financial performance;

•	The Company’s achievement of strategic objectives; and

•	Executive retention.
          For a discussion of the Company’s 2010 financial performance and achievement of strategic objectives, see “Compensation Discussion and Analysis — 2010 Financial and Strategic Achievements.”
          Base Salaries
          In line with the Committee’s compensation philosophy, executive officers receive a relatively small portion of their total compensation in the form of base salaries. The Survey showed that the Company executive officers’ base salaries are consistently less than the 25th percentile of the base salaries paid to officers with comparable duties by similar size companies in the semiconductor industry.
          In determining the Company executive officers’ base salaries, the Committee considers each executive officer’s scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company’s business, as well as the Company’s performance and the current year’s change in the cost of living. The Committee did not assign any particular formula or weight to the foregoing factors. To ensure that the base salaries are adequate and consistent with the Company’s compensation philosophy, the Committee also periodically reviews independent surveys of executive compensation, such as the Survey, and compares the executive officers’ base salaries to amounts paid to officers with comparable duties by similar size companies in the semiconductor industry. In addition, the Committee discusses and takes into consideration the recommendation of the Chief Executive Officer regarding each executive officer’s base salary, other than the Chief Executive Officer’s own base salary.
          In fiscal 2010, the Committee increased NEOs’ base salaries, which are summarized as follows:

	2009 Base Salary	2010 Base Salary	Percent Change
Name	($)	($)	(%)
Keh-Shew Lu	343,000	397,000	15.7
Richard D. White	170,000	202,000	18.8
Mark A. King	215,000	238,000	10.7
Joseph Liu	248,000	253,000	2.0
Edmund Tang	163,000	196,000	20.2
Total	1,139,000	1,286,000	12.9

          Bonuses
          The Committee believes that bonuses should be a component of the total compensation of the executive officers to reward executive officers for their contributions to the growth in the Company’s revenue and profitability and achievement of Company and individual objectives. Each of the NEOs is eligible to receive bonuses in the discretion of the Committee.
          The Committee first determines the executive bonus pool at the beginning of each fiscal year and then allocates the executive bonus pool among the executive officers at the end of each fiscal year.
          The aggregate amount of the executive bonus pool for 2010 was based on a calculation, which compares the Company’s revenue growth to the growth of the Company’s SAM and the Company’s actual profitability to the Company’s calculated profitability based on a profit-fall through factor. If the 2010 executive bonus pool were less than 80% of the 2009 executive bonus pool, no bonuses would be paid to any executive officer of the Company.
          At the end of 2010, the Committee in its discretion allocated the executive bonus pool among the executive officers based on the workload and areas of responsibilities of each executive officer during 2010 and the Committee’s assessment of the contributions made by each executive officer to the achievement of the Company’s financial and strategic objectives, all as more completely described below for each NEO. For 2010, the executive bonus pool was $4,450,368 of which the Committee awarded $3,422,000 to executive officers, including $2,656,000 to the NEOs.
          The following table shows each NEO’s share of the executive bonus pool for 2009 and 2010 and the percentage change in such bonuses from 2009 to 2010:

	2009 Bonus	2010 Bonus
Name	($)	($)	Percent Change (%)
Keh-Shew Lu	780,000	1,190,000	52.6
Richard D. White	300,000	413,000	37.7
Mark A. King	286,000	371,000	29.7
Joseph Liu	286,000	310,000	8.4
Edmund Tang	230,000	372,000	61.7
Total	1,882,000	2,656,000	41.1
          Dr. Lu received a 2010 bonus of $1,190,000, which is 52.6% greater than his previous year’s bonus. The Committee in its discretion determined Dr. Lu’s 2010 bonus after considering the following factors: the Company’s 2010 performance and objectives, including Dr. Lu’s individual performance, the allocation between cash and non-cash components of his executive compensation, internal pay equity among executive officers and the Survey. For a discussion of the Company’s 2010 financial performance and achievement of strategic objectives, see “Compensation Discussion and Analysis — 2010 Financial and Strategic Achievements.”
          Mr. White received a 2010 bonus of $413,000, which is 37.7% higher than his previous year’s bonus. The Committee’s decision to increase Mr. White’s 2010 bonus was due primary to the fact that in 2010 Mr. White, as the Company’s Chief Financial Officer, Secretary and Treasurer, completely assumed all of the day-to-day management and operational responsibilities from Mr. Carl Wertz, who retired from the Company at the end of January 2011, and the achievement of the Company’s financial and strategic objectives in 2010.
          Mr. King received a 2010 bonus of $371,000, which is 29.7% higher than his previous year’s bonus. The Committee’s decision to increase Mr. King’s 2010 bonus was due primary to the achievement of the Company’s financial and strategic objectives in 2010, particularly in the Company’s marketing and sales in North America.
          Mr. Liu received a 2010 bonus of $310,000, which is 8.4% higher than his previous year’s bonus. The Committee’s decision to increase Mr. Liu’s 2010 bonus was due primary to the achievement of the Company’s financial and strategic objectives in 2010. However, because Mr. Liu’s responsibilities continued to shift to other executive officers in the Company, notably to Mr. Edmund Tang, in the area of operations, semiconductor product assembly and product package manufacturing and testing, the increase in Mr. Liu’s bonus in 2010 reflected his reduced responsibilities in 2010.

          Mr. Tang received a 2010 bonus of $372,000, which is 61.7% higher than his previous year’s bonus. The Committee’s decision to significantly increase Mr. Tang’s 2010 bonus was due primary to the achievement of the Company’s financial and strategic objectives in 2010 and the significant expansion of his responsibility, shifted from Mr. Joseph Liu, in managing the Company’s operations and the manufacturing capacity at various wafer fabrication facilities.
          Fiscal 2011 Executive Bonus Pool
          At the beginning of 2011, the Committee decided to use substantially the same formula used in 2010 for determining the executive bonus pool. At the end of 2011, the Committee in its discretion will allocate the executive bonus pool among the executive officers based on the workload and areas of responsibilities of each executive officer during 2011 and the Committee’s assessment of the contributions made by each executive officer to the achievement of the Company’s financial and strategic objectives.
          Equity Awards
          The Committee believes that equity awards should be a significant component of the total compensation of the executive officers to align executive officers’ compensation to the Company’s long-term performance, encourage executive officers to make value-enhancing decisions for the benefit of stockholders, and encourage the retention of their talents over time.
          Under the Company’s 2001 Incentive Plan, the Company may grant any type of equity award whose value is derived from the value of the Common Stock of the Company, including shares of Common Stock, stock options, stock appreciation rights and RSUs. Each of the NEOs is eligible to receive equity awards. Historically, equity awards have been delivered primarily in the form of stock options; however, since the mid-2000s, RSUs have also been granted from time to time to encourage long-term retention.
          Why We Use Stock Options. The Committee believes that stock options are an appropriate equity vehicle for a portion of long-term incentive compensation for the Company’s executive officers because stock options are performance-based, providing value only if the Company’s stock price increases over time, which aligns the executive officers’ interests with the long-term interests of stockholders. We do not grant “discounted” stock options.
          Why We Use RSUs. The Committee believes that RSUs are an appropriate equity vehicle for a portion of long-term incentive compensation for the Company’s executive officers because RSUs align executive officers’ interests with the interests of stockholders by focusing executive officers on long-term company performance. The value of RSUs increases if the Company’s stock price increases during the vesting period and the value of RSUs decreases if the stock price declines. RSUs also serve to retain executive officers as RSUs have a more stable value because executive officers will receive some economic value (if time-based vesting requirements are met) even if the stock price declines or stays flat (as value is realized upon vesting).
          The Committee’s policy is to award stock options and RSUs annually in recognition of each executive officer’s current and potential contributions to the Company. The exercise price of stock options granted to date has been no less than the fair market value of the Common Stock of the Company as of the date of grant. To encourage retention, stock options and RSUs generally vest in four equal annual installments on the first four anniversary dates of the date of grant. Decisions made by the Committee regarding the timing and size of subsequent awards take into consideration the Company’s and the individual’s performance, allocation between cash and non-cash components of the executive compensation, and the size, term and value of awards made in prior years. The Committee has not established formal guidelines for the size of individual stock awards to the NEOs.

          The following table shows the number of shares subject to stock options granted in 2009 and 2010 to each NEO, and the percentage change in such shares between 2009 and 2010:

	2009	2010		2009	2010
	Option Awards	Option Awards	Percent Change	Option Awards	Option Awards	Percent Change
Name	(#)	(#)	(%)	($)	($)	(%)
Keh-Shew Lu	222,000	196,000	-11.7	2,086,800	2,328,480	11.6
Richard D. White	45,000	39,000	-13.3	423,000	463,320	9.5
Mark A. King	45,000	39,000	-13.3	423,000	463,320	9.5
Joseph Liu	40,000	17,000	-57.5	376,000	201,960	-46.3
Edmund Tang	24,000	28,000	16.7	225,600	332,640	47.4
Total	376,000	319,000	15.2	3,534,400	3,789,720	7.2
     The following table shows the number of shares subject to RSUs granted in 2009 and 2010 to each NEO, and the percentage change in such shares between 2009 and 2010:

	2009 Stock Awards	2010 Stock Awards	Percent Change	2009 Stock Awards	2010 Stock Awards	Percent Change
Name	(#)	(#)	(%)	($)	($)	(%)
Keh-Shew Lu	—	—	—	—	—	—
Richard D. White	9,000	7,800	-13.3	135,450	150,384	11.0
Mark A. King	9,000	7,800	-13.3	135,450	150,384	11.0
Joseph Liu	9,000	5,600	-37.8	135,450	107,968	-20.3
Edmund Tang	6,600	7,800	18.2	99,330	150,384	51.4
Total	33,600	29,000	-13.7	505,680	559,120	10.6
          As discussed previously, the total compensation of the executive officers is significantly influenced by the cash bonuses and equity awards. In determining equity awards in 2010, the Committee took particular notice of the fact that the Company’s stock value by the end of 2010 had recovered significantly from its low point during the 2008-2009 economic downturn, and the 2010 cash bonuses distributed to executive officers were in general significantly higher than bonuses in previous years; therefore, the Committee decided that the quantities of the equity awards granted to executive officers of the Company should be readjusted downward to reflect the appropriate value of equity awards for executive officers of the Company consistent with the Company’s compensation philosophy. The downward readjustment on equity awards, however, is generally limited because this Committee also took in account of the fact that the Company had a positive overall performance and growth in 2010 compared to 2009.
          The Committee determined each NEO’s equity awards after reviewing his personal performance, his overall compensation, the Company’s performance, the Company’s stock performance, and the size, term and value of the stock options and RSUs awarded to each NEO in prior years. The Committee believes that all NEOs have made contributions in each area of his responsibilities during fiscal 2010, under Dr. Lu’s leadership, to continue the profitability and the growth of the Company for its stockholders.

          Additional Benefits and Perquisites
          NEOs and all other executive officers are entitled to reimbursement for all reasonable and documented business expenses and paid vacation in accordance with the Company’s policies. Certain NEOs are also provided additional executive benefits and perquisites. For fiscal 2010, the Company provided the following benefits and perquisites to the NEOs:

Executive Benefits	Description	Who Qualifies
Automobile Allowance	• $1,300 per month for the President and Chief Executive Officer	Certain NEOs

• $1,000 per month for certain NEOs

Health Insurance	• Corporate group insurance	All NEOs

Dental Insurance	• Corporate group insurance	All NEOs

Vision Insurance	• Corporate group insurance	All NEOs

Employee Assistance Program	• Corporate employee assistance program	All NEOs

Retirement Plans
•     401(k) Plan matching contributions of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participant’s eligible payroll (subject to regulations of the Internal Revenue Service)
All NEOs

•     Discretionary 401(k) contribution, the amount of which is to be determined each year. For 2010, 4.0% of cash compensation was provided, subject to maximum cash compensation of $245,000 pursuant to regulations of the Internal Revenue Service.

Deferred Compensation Plan	• Defer receipt of a portion of salary, cash bonus, equity or other specified compensation	All NEOs

	• Discretionary contribution made by the Company. For 2010, no discretionary contributions were made.	All NEOs

Life Insurance	• Corporate group life insurance in the amount of $700,000	All NEOs

Accidental Death and Dismemberment	• Insured in the amount of $700,000	All NEOs

Business Travel Accident Insurance	• $1,000,000 for accidental death and dismemberment	All NEOs

• $500,000 for permanent total disability

• $500 per week for up to 52 weeks of accident total disability

Short-Term Disability Insurance	• After elimination period of 7 days, 66-2/3% of weekly earnings are paid to a maximum of $3,750 per week.	All NEOs

Long-Term Disability Insurance	• After elimination period of 180 days, 66-2/3% of basic monthly earnings to a maximum of $15,000 per month	All NEOs
          The additional benefits and perquisites, if any, provided to NEOs for fiscal 2010 accounted for a nominal amount of the NEO’s total compensation. The Committee believes that these benefits and perquisites are consistent with the Committee’s philosophy to provide a competitive compensation package.

          Post-Termination and Change in Control Payments
          The Committee believes that a change in control transaction would create uncertainty regarding the continued employment of the Company’s executive officers. This is because many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their continued employment in connection with, or following, a transaction is often uncertain, and to help keep the Company’s executive officers focused on Company business rather than on their personal financial security, the Committee believes that providing certain of the Company’s executive officers with severance benefits upon certain terminations of employment following an actual or potential change of control transaction, is in the best interests of the Company and its stockholders.
          Dr. Lu entered into his current employment agreement with the Company on September 22, 2009. In the event his employment terminated by (a) the Company other than for “cause” (as defined), or (b) him for “good reason” (as defined), (i) the Company shall continue to pay or provide him the annual base salary during the period commencing on the effective date of such termination and ending on the first anniversary of such effective date, (ii) the Company shall pay him any amount payable under any executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall provide him continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending 18 months thereafter, and (iv) all share-based compensation previously granted to him (including, but not limited to, all stock options, stock appreciation rights, restricted stock units and stock grants) shall continue to be governed by the applicable award agreement. However, if Dr. Lu’s employment is terminated either by the Company other than for “cause” (as defined) or by Dr. Lu for “good reason” (as defined) and if Dr. Lu then obtains a new employment within one year from the date of his employment termination with the Company, the annual based salary payable by the Company to Dr. Lu shall be reduced by any amount received by him during such one year from his new employment. In the event that Dr. Lu’s employment is terminated by (a) the Company for “cause” (as defined) or (b) him other than for “good reason” (as defined), (i) the Company shall promptly pay or provide to him the annual base salary, prorated through the date of termination and (ii) the Company shall pay him any amount payable under any executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination.
          The Committee has not provided for a lump sum payment upon termination of Dr. Lu because the Committee believes that Dr. Lu’s post termination and change in control payments are negotiated in the best interest of the Company.
          Messrs. Liu and King entered into their current employment agreements with the Company on August 29, 2005. In the event employment is terminated by the Company without “cause” (as defined), the executive either may (a) commence a one-year paid leave of absence, or (b) forego such leave of absence and the benefits associated therewith. If the executive chooses to commence the leave of absence, the executive will, during that one year, continue as a full-time employee, entitled to receive all the benefits provided under the employment agreement. At the end of the leave of absence, the executive will continue to receive his base salary for one year, and all share-based compensation previously granted will continue to vest. The executives are subject to non-competition and non-solicitation provisions during the leave of absence and for one year after the end of the leave of absence. Upon termination or a change in control, all share-based compensation granted to the executive shall vest immediately and be exercisable for the full term thereof. If the executive chooses to forego such leave of absence, the vesting of any options or restricted stock awards awarded to the executive and his ability to exercise them, upon termination will be governed by the terms of the 2001 Incentive Plan and his stock option agreements.
          Upon termination or a change in control, the vesting of Messrs. Liu and King’s stock options and ability to exercise such options will be governed by the terms of the 2001 Incentive Plan and their stock option agreements. The 2001 Incentive Plan generally provides that upon a change in control, all stock awards then outstanding shall vest immediately. For a further description of these arrangements, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.”
          The Committee has not provided for a lump sum payment upon termination of Messrs. Liu and King, as the Committee believes that by providing Messrs. Liu and King with an option to commence a one-year leave of absence upon termination, the Company has the ability to work with each such executive to transition his duties and responsibilities in a productive manner. The Committee believes that these post-termination and change in control arrangements are an important part of overall compensation for the Company’s NEOs because these arrangements help to secure the continued employment and dedication of Messrs. Liu and King, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control.

Tax and Accounting Implications
          Deductibility of Compensation
          Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRCode”), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to an executive officer to the extent such compensation exceeds $1.0 million. Special rules apply for “performance-based” compensation, including the approval of the performance goals by the stockholders of the Company. The stockholders of the Company have approved each of the Company’s incentive plans for the purpose of qualifying those plans under Section 162(m). To qualify for deductibility under Section 162(m), the performance goals must be established no later than 90 days from the beginning of the performance period.
          Because the Committee retained discretion in the allocation of the executive bonus pool in 2010, the executive bonuses in 2010 were not “performance-based.” In order to maintain flexibility in compensating NEOs and other executive officers in a manner designed to promote the Company’s goals, the Committee reserves the right to award future compensation that may not comply with Section 162(m) if it concludes that this is in the Company’s best interests.
          Non-qualified Deferred Compensation
          On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to non-qualified deferred compensation arrangements. Under the employment agreement for Dr. Lu, in the event his employment is terminated by the Company other than for “cause” (as defined), or by him for “good reason” (as defined), his share-based compensation previously granted to him (including, but not limited to, all stock options, stock appreciation rights, bonus units and stock grants) shall continue to be governed by the applicable award agreement. Under the employment agreements for Messrs. Liu and King, in the event employment is terminated by the Company, the executive may commence a one-year paid leave of absence. During the leave of absence, the executive’s options remain exercisable. At the end of the leave of absence, all share-based compensation previously granted shall continue to vest and shall remain exercisable for the full term thereof. A more detailed discussion of the Company’s non-qualified deferred compensation arrangements is provided under “Executive Compensation — Non-qualified Deferred Compensation.”
          Accounting for Share-Based Compensation
          The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value of stock options on the date of grant. Restricted stock grants are measured based on the fair market value of the underlying stock on the date of grant.
Conclusion
          The Committee believes that the Company’s compensation program supports the Committee’s compensation objective to promote the continued profitability and growth of the Company for its stockholders, and the Committee’s compensation philosophy to attract, retain and motivate executives is critical to the Company’s long-term growth and profitability.
          The Committee believes that for fiscal 2010, the total compensation for each of the NEOs is competitive with the total compensation for NEOs with comparable duties at other similar size companies in the semiconductor industry.

Report of the Compensation Committee
     The Report of the Compensation Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dated: April 12, 2011	THE COMPENSATION COMMITTEE

Raymond Soong, Chairman
L.P. Hsu Michael K.C. Tsai

EXECUTIVE COMPENSATION
     The table below summarizes the compensation for each of the last three fiscal years of (1) each person who served as the Company’s principal executive officer or the Company’s principal financial officer during 2010, and (2) the Company’s three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount in column (h)) (collectively, “NEOs”).
SUMMARY COMPENSATION TABLE

							Change in Pension
							Value and
							Non-qualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation
Principal Position	Year	($)	($) (2)	($) (1)	($) (1)	($) (2)	($)	($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keh-Shew Lu (4)	2010	397,000	1,190,000	—	2,328,480	—	—	44,720	3,960,200
President and	2009	343,000	780,000	—	2,086,800	—	—	31,749	3,241,549
Chief Executive Officer	2008	343,000	763,114	—	1,854,093	—	—	30,285	2,990,492

Richard D. White (3)	2010	202,000	413,000	150,384	463,320	—	—	40,697	1,269,401
Chief Financial Officer,	2009	170,000	300,000	135,450	423,000	—	—	30,508	1,058,958
Secretary and Treasurer	2008	170,000	265,082	106,210	250,553	—	—	28,405	820,250

Mark A. King	2010	238,000	371,000	150,384	463,320	—	—	44,548	1,267,252
Senior Vice President,	2009	215,000	286,000	135,450	423,000	—	—	32,968	1,092,418
Sales and Marketing	2008	215,000	281,147	125,775	417,589	—	—	31,385	1,070,896

Joseph Liu	2010	253,000	310,000	107,968	201,960	—	—	29,583	902,511
Senior Vice President,	2009	248,000	286,000	135,450	376,000	—	—	15,628	1,061,078
Operations	2008	248,000	310,000	139,750	434,292	—	—	24,712	1,156,754

Edmund Tang	2010	196,000	372,000	150,384	332,640	—	—	28,586	1,079,610
Vice President, Corporate	2009	163,000	230,000	99,330	225,600	—	—	15,748	733,678
Administration	2008	163,000	216,885	83,850	200,443	—	—	14,134	678,311

(1)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. The value of the equity awards in columns (e) and (f) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. The 2008 and 2009 award values were recalculated from amounts shown in prior proxy statements to reflect grant date fair values as required by the SEC effective in 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported for RSUs and RSAs are calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. Amounts reported for stock options are determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 17, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2011, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value. All equity awards vest in four equal annual installments.
(Footnotes continued on following page)

(Footnotes continued from previous page)

(2)	Amounts earned under the Company’s executive bonus plan. In 2010, 2009 and 2008, the Compensation Committee allocated the executive bonus pool based on the Compensation Committee’s subjective assessment of the contribution made by each officer of the Company to the achievement of the Company’s performance.

(3)	Mr. White served as the Company’s Senior Vice President, Finance from 2006 to May 28, 2009.

(4)	Excludes 100,000 shares of Common Stock granted to Dr. Lu on April 14, 2010 subject to certain performance criteria. Ultimately 600,000 shares of Common Stock as restricted stock awards will be granted to Dr. Lu in six equal annual installments of 100,000 shares, beginning April 14, 2010 and on each of the five subsequent anniversaries of such date, subject to certain performance criteria. See “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements.”

(5)	Certain of the Company’s executive officers receive personal benefits in addition to salary, cash bonuses and share-based compensation, consisting of automobile allowance, group medical insurance, dental insurance, vision insurance, employee assistance program, contributions under the Company’s retirement plans, deferred compensation plan, life insurance payable at the direction of the employee, accidental death and dismemberment insurance, business travel accident insurance, and short-term and long-term disability insurance. The amount shown in column (i) for “All Other Compensation” includes benefits summarized in the following table for each NEO:

					Life and Disability
		Auto Allowance	Health Insurance	Retirement Plans	Insurance	Total
Name	Year	($)	($)(1)	($)	($)(2)	($)(3)
Keh-Shew Lu	2010	15,600	9,321	17,150	2,648	44,720
	2009	15,600	5,681	7,350	3,118	31,749
	2008	15,600	4,666	6,900	3,118	30,284

Richard D. White	2010	12,000	9,398	17,150	2,149	40,697
	2009	12,000	8,415	7,350	2,744	30,509
	2008	12,000	6,762	6,900	2,744	28,406

Mark A. King	2010	12,000	13,037	17,150	2,362	44,548
	2009	12,000	10,705	7,350	2,912	32,967
	2008	12,000	9,490	6,900	2,995	31,385

Joseph Liu	2010	—	10,351	17,150	2,082	29,583
	2009	—	5,874	7,350	2,404	15,628
	2008	10,130	5,278	6,900	2,404	24,712

Edmund Tang	2010	—	9,321	17,150	2,115	28,586
	2009	—	5,681	7,350	2,717	15,748
	2008	—	4,666	6,750	2,717	14,133

(1)	Health Insurance consists of medical insurance, dental insurance, vision insurance and employee assistance program.

(2)	Life and Disability Insurance consists of life, accidental death and dismemberment, business travel accident, and short-term and long-term disability insurance.

(3)	The total does not include deferred compensation plan benefit value, which is immaterial.

          The following table sets forth certain information with respect to grants of awards to the NEOs under the Company’s non-equity and equity incentive plans during 2010.
GRANTS OF PLAN-BASED AWARDS

											Grant Date
									All Other Option		Fair
								All Other	Awards: Number	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Stock Awards:	of Securities	or Base	Stock and
		Under Non-Equity Incentive			Under Equity Incentive			Number of Shares	Underlying	Price of	Option
		Plan Awards			Plan Awards			of Stock or	Options (#)	Option	Awards
Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (3)	(3)	Awards ($/Sh)	($) (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Keh-Shew Lu (4)	—	—	920,000	—	—	—	—	—	—	—	—
	5/24/2010	—	—	—	—	—	—	—	196,000	19.28	2,328,480

Richard D. White	—	—	320,000	—	—	—	—	—	—	—	—
	5/24/2010	—	—	—	—	—	—	—	39,000	19.28	463,320
	5/24/2010	—	—	—	—	—	—	7,800	—	—	150,384

Mark A. King	—	—	288,000	—	—	—	—	—	—	—	—
	5/24/2010	—	—	—	—	—	—	—	39,000	19.28	463,320
	5/24/2010	—	—	—	—	—	—	7,800	—	—	150,384

Joseph Liu	—	—	240,000	—	—	—	—	—	—	—	—
	5/24/2010	—	—	—	—	—	—	—	17,000	19.28	201,960
	5/24/2010	—	—	—	—	—	—	5,600	—	—	107,968

Edmund Tang	—	—	288,000	—	—	—	—	—	—	—	—
	5/24/2010	—	—	—	—	—	—	—	28,000	19.28	332,640
	5/24/2010	—	—	—	—	—	—	7,800	—	—	150,384

(1)	Amounts shown in column (d) were to be made under the executive bonus program. Amounts shown are 80% of the 2010 discretionary cash bonuses approved by the Compensation Committee. If the executive bonus pool for 2010 was less than 80% of the executive bonus pool for 2009, no bonuses would be paid to any executive officer in 2010. See “Compensation Discussion and Analysis — How and Why Executive Compensation Decisions Were Made — Bonuses.”

(2)	These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each NEO has actually realized a financial benefit from the awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Grant date fair value reported for RSUs and RSAs is calculated by multiplying the number of shares subject to the award by the closing price of the Company’s Common Stock on the grant date. Amounts reported for stock options are determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. See Note 17, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2011, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value.

(3)	Awards shown in columns (i) and (j) were made under the 2001 Incentive Plan.

(4)	Excludes 100,000 shares of Common Stock granted to Dr. Lu on April 14, 2010 subject to certain performance criteria. Ultimately 600,000 shares of Common Stock as restricted stock awards will be granted to Dr. Lu in six equal annual installments of 100,000 shares, beginning April 14, 2010 and on each of the five subsequent anniversaries of such date, subject to certain performance criteria. See “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements.”

Narrative to Summary Compensation Table and Plan-Based Awards Table
          Employment Agreements
          On September 22, 2009, the Company entered into an employment agreement with Dr. Lu pursuant to which he is entitled to (i) an annual base salary of $397,000, as adjusted for 2010, subject to such periodic increases, if any, as the Board may determine; (ii) a grant of 100,000 shares of the Common Stock of the Company on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015 on the terms and conditions set forth in the Stock Award Agreement described below; (iii) participation in any executive bonus plan sponsored by the Company; (iv) reimbursement of any and all reasonable and documented business expenses; (v) paid vacation in accordance with the vacation policy for employees in general; (vi) participation in all plans or programs sponsored by the Company for employees in general, including, but not limited to, participation in any group health plan, medical reimbursement plan, life insurance plan, pension and profit sharing plan, or stock option plan; (vii) a life insurance policy with a death benefit in an amount equal to that existing on the date of this employment agreement ($700,000), payable as directed by the employee; and (viii) a disability insurance policy in the maximum insurable amount. Employment is “at will” and may be terminated by either the Company or the employee at any time. This employment agreement also provides for payments upon termination and change in control, as described further under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”
          On September 22, 2009, the Company and Dr. Lu also entered into a stock award agreement that provides that (i) the Company will grant Dr. Lu 100,000 shares of Common Stock on each of April 14, 2010, 2011, 2012, 2013, 2014 and 2015; (ii) each such installment would vest only if the Company achieved a specified amount of net sales; (iii) upon the termination of employment, the Company’s obligation to grant any subsequent installment would terminate; and (iv) any granted shares would be automatically forfeited and returned to the Company if employment is terminated before the Company achieves the specified amount of net sales, except in the case of death or Disability (as defined) in which case the granted shares would be fully vested on the date of death or Disability.
          On August 29, 2005, the Company entered into employment agreements with Messrs. Liu and King, pursuant to which they are entitled to (i) an annual base salary (subject to increase from time to time in the discretion of the Board) of $253,000 and $238,000, respectively, as adjusted for 2010; (ii) participation in any executive bonus plan; (iii) reimbursement for all reasonable and documented business expenses; (iv) paid vacation in accordance with the vacation policy for employees generally; (v) participation in all plans provided to employees in general; (vi) a life insurance policy in the amount in effect on the date of the agreement; and (vii) a disability insurance policy in the maximum insurable amount. Employment is “at will” and may be terminated by either the Company or the employee at any time. The employee (i) is prohibited from disclosing the Company’s trade secrets, engaging in any “competitive activity” (as defined) or soliciting the Company’s current or, in some cases, former employees or independent contractors, during his employment and for the two years following the beginning of the leave of absence described below under “Potential Payments Upon Termination or Change in Control” if his employment is terminated without “cause” (as defined), and (ii) acknowledges that all tangible items related to the Company are its exclusive property. The employment agreements also provide for payments upon termination and change in control, as described further under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”
          Executive Bonus Plan
          For a description of the Company’s executive bonus plan, including the amount granted to NEOs in 2010 and 2009, and the methods for determining the executive bonus pool and allocating that pool among the executive officers, see “Compensation Discussion and Analysis — How and Why Executive Compensation Decisions Were Made — Bonuses.”
          1993 ISO Plan
          The 1993 ISO Plan provided for the grant of incentive stock options within the meaning of Section 422 of the IRCode, to purchase shares of the Company’s Common Stock. Options granted under the 1993 ISO Plan are not transferable, except by will or the laws of descent or distribution. A vested but unexercised option is normally exercisable for 90 days after termination of employment, other than by death or retirement. In the event of death, unvested options are accelerated to maturity. An option granted under the 1993 ISO Plan may not be priced at less than 100% of fair market value of the shares on the date of grant and expires ten years from the date of grant. As of the Record Date, 3,640,888 shares had been issued on the exercise of options granted, and 13,838 shares were subject to options outstanding, under the 1993 ISO Plan. The 1993 ISO Plan expired on May 10, 2003, and, therefore, no additional options can be granted under this plan.

          1993 NQO Plan
          The 1993 NQO Plan provided for the grant of options that do not qualify as incentive stock options under Section 422 of the IRCode to purchase shares of the Company’s Common Stock. Options granted under the 1993 NQO Plan may be exercised by the optionee during his or her lifetime or after his or her death by those who have inherited by will or intestacy. A vested but unexercised option is normally exercisable for 90 days after termination of employment, other than by death or retirement. In the event of death, unvested options are accelerated to maturity. The shares to be issued upon exercise of options under the 1993 NQO Plan require a three-year vesting period. An option granted under the 1993 NQO Plan may not be priced at less than 100% of fair market value on the date of grant and expires ten years from the date of grant. As of the Record Date, 6,368,304 shares had been issued on the exercise of options granted, and there were no shares subject to options outstanding, under the 1993 NQO Plan. The 1993 NQO Plan expired on May 10, 2003, and, therefore, no additional options can be granted under this plan.
          2001 Omnibus Equity Incentive Plan
          General. The purpose of the 2001 Incentive Plan is to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, align participants’ and stockholders’ interests. Among other types of awards, stock options, stock awards, including restricted stock and restricted stock units, and cash awards, may be granted under the 2001 Incentive Plan. Options granted under the 2001 Incentive Plan may be either “incentive stock options,” as defined in Section 422 of the IRCode, or non-qualified stock options.
          As of the Record Date, 3,321,619 shares have been issued pursuant to awards granted under the 2001 Incentive Plan, 4,669,863 shares were subject to awards outstanding under the 2001 Incentive Plan, and 4,035,444 shares were available for issuance under awards that may be granted under the 2001 Incentive Plan.
          For information concerning the grant of awards during fiscal 2010 to the NEOs, the exercise of stock options, RSUs or RSAs during fiscal 2010 by the Name Executive Officers, and unexercised stock options, RSUs and RSAs held by NEOs as of December 31, 2010, see “Executive Compensation — Grants of Plan-Based Awards,” “Executive Compensation — Option Exercises and Stock Vested” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End.”
          Administration. The 2001 Incentive Plan is administered by the Compensation Committee. Subject to the provisions of the 2001 Incentive Plan, the Compensation Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon the achievement by the Company of specified performance criteria. The expenses of administering the 2001 Incentive Plan are borne by the Company.
          Share Limit. The maximum total number of shares with respect to which aggregate stock awards may be granted (and maximum number of shares that may be issued pursuant to incentive stock options) is 10,883,217 shares. If awards granted under the 2001 Incentive Plan expire, are canceled or otherwise terminate without being exercised, the gross number of common shares not purchased pursuant to the award again becomes available for issuance under the 2001 Incentive Plan. Each issuance of shares, other than pursuant to stock options or stock appreciation rights, shall count as 1.52 shares against the maximum share issuance limit. With respect to the settlement of stock appreciation rights and the exercise of stock options, the gross number of shares subject to the settlement/exercise shall count against the maximum share issuance limit.
          Eligibility. Employees, directors and consultants of the Company or its subsidiaries are eligible to receive awards under the 2001 Incentive Plan although only employees can receive incentive stock option grants.
          Types of Awards. The 2001 Incentive Plan authorizes the Compensation Committee to enter into any type of arrangement with an eligible recipient that, by its terms, involves or might involve the issuance of Common Stock or any other security or benefit with a value derived from the value of Common Stock. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload options, stock appreciation rights, restricted units, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such security or benefit or two or more of them in tandem or in the alternative.
          Stock appreciation rights entitle a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the stock appreciation right over the fair market value of a share on the date of grant of the stock appreciation right. The amount due the holder of a stock appreciation right may be paid in cash, in shares of common stock, or in a combination of both. Stock options and stock appreciation rights may not be repriced without the approval of the stockholders. In addition, the exercise price per share of Common Stock purchasable under a stock option may not be less than 100% of the fair market value of the Common Stock on the date of grant of such stock option.

          A restricted stock award is the grant of shares of common stock with a purchase price determined by the Compensation Committee (including zero), and which may be subject to a substantial risk of forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals. A restricted unit is a bookkeeping entry that represents the equivalent of a share of our common stock. The amount due the holder of a restricted unit that has vested may be paid in cash, in shares of common stock, or in a combination of both.
          An award granted under the 2001 Incentive Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transactions.
          No incentive stock option may be granted under the 2001 Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than ten percent (10%) of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least one hundred and ten percent (110%) of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. In addition, the aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000. As a result of the enactment of Section 162(m) of the IRCode, and to provide the Compensation Committee flexibility in structuring awards, the 2001 Incentive Plan states that in the case of stock options and stock appreciation rights, no person may receive in any year a stock option to purchase more than 337,500 shares (split adjusted) or a stock appreciation right measured by more than 337,500 shares (split adjusted).
          Amendment. Subject to limitations imposed by law, the Board may amend or terminate the 2001 Incentive Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of any award previously granted under the 2001 Incentive Plan or any rights thereunder without the recipient’s consent.
          Section 16(b). Pursuant to Section 16(b) of the Exchange Act, directors, certain officers and 10% stockholders of the Company are generally liable to the Company for repayment of any “short-swing” profits realized from any non-exempt purchase and sale of Common Stock occurring within a six-month period. Rule 16b-3, promulgated under the Exchange Act, provides an exemption from Section 16(b) liability for certain transactions by an officer or director pursuant to an employee benefit plan that complies with such rule. Specifically, the grant of an option under an employee benefit plan that complies with Rule 16b-3 will not be deemed a purchase of a security for purposes of Section 16(b). The 2001 Incentive Plan is designed to comply with Rule 16b-3.
          Term. The 2001 Incentive Plan was last amended by the Board and approved by stockholders of the Company on May 28, 2009. Awards may not be granted under the 2001 Incentive Plan after May 28, 2019, which is the date on which the 2001 Incentive Plan will terminate (although the 2001 Incentive Plan could be terminated earlier by the Board). However, any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms.
          Performance Goals. The business criteria on which performance goals are based under the 2001 Incentive Plan will be determined on a case-by-case basis, except that with respect to stock options and stock appreciation rights compensation is based on increases in the value of the Common Stock after the date of grant of award. Similarly, the maximum amount of compensation that could be paid to any participant or the formula used to calculate the amount of compensation to be paid to the participant if a performance goal is obtained will be determined on a case-by-case basis, except that in the case of stock options the maximum possible compensation will be calculated as the difference between the exercise price of the option and the fair market value of the Common Stock on the date of option exercise, times the maximum number of shares for which grants may be made to any participant. The Compensation Committee may use any one or more of the following performance criteria: (i) cash flow, (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), (iii) earnings per share, (iv) growth in earnings or earnings per share, (v) stock price, (vi) return on equity or average stockholders’ equity, (vii) total stockholder return, (viii) return on capital, (ix) return on assets or net assets, (x) return on investment, (xi) revenue, (xii) income or net income, (xiii) operating income or net operating income, (xiv) operating profit or net operating profit, (xv) operating margin, (xvi) return on operating revenue, (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index, (xxi) credit rating, (xxii) strategic plan development and implementation, (xxiii) improvement in workforce diversity or productivity, (xxiv) EBITDA, and (xxv) any other similar criteria.

          Change in Control. In the event of a change in control of the Company, all outstanding unvested awards shall generally become vested and exercisable provided, however, that if any payment under the 2001 Incentive Plan (alone or in conjunction with other payments) would otherwise constitute an “excess parachute payment” under Section 280G of the IRCode such payment shall be reduced or eliminated to the extent necessary to avoid deduction disallowance under Section 280G of the IRCode or the imposition of excise taxes under Section 4999 of the IRCode.
          Adjustments. If there is any change in the stock subject to the 2001 Incentive Plan or subject to any award made under the 2001 Incentive Plan (through merger, consolidation, reorganization, re-capitalization, stock dividend, dividend in kind, stock split, liquidating dividend, combination or exchange of shares, change in corporate structure or otherwise), the 2001 Incentive Plan and shares outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the 2001 Incentive Plan and the class, number of shares and price per share of stock subject to such outstanding awards as determined by the Compensation Committee to be equitable and appropriate subject to compliance with applicable law. In addition, the Compensation Committee may also make adjustments in the number of shares covered by, and the price or other value of any outstanding awards under the 2001 Incentive Plan in the event of a spin off or other distribution (other than normal cash dividends) of Company assets to stockholders.
          Section 162(m) Limitations. Section 162(m) of the IRCode generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s Chief Executive Officer or any of the three other most highly compensated executive officers other than the Company’s Chief Financial Officer. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the 2001 Incentive Plan provides that no person may be granted more than 337,500 shares (split adjusted) in any calendar year. In addition, the maximum amount payable for a performance unit grant for any calendar year cannot exceed $5 million. The 1993 ISO Plan, the 1993 NQO Plan and the 2001 Incentive Plan were clarified and amended on September 22, 2006 by the Board to provide that, in the event of a change in the capital stock of the Company (such as a stock dividend, stock split, re-capitalization, merger, consolidation, split-up, combination, exchange of stock or other form of reorganization), such proportionate adjustment will be made to each award under any such plan as may be necessary or appropriate, as determined by the Compensation Committee, to reflect that change in the capital stock.
          401(k) Plan and Other Retirement Plans
          The Company maintains the 401(k) Plan for the benefit of qualified employees at the Company’s locations in the United States. Employees who participate in the 401(k) Plan may elect to make salary deferral contributions to the 401(k) Plan up to 100% of the employees’ eligible payroll subject to annual IRCode maximum limitations. The Company makes a matching contribution of $1 for every $2 contributed by the participant up to 6% (3% maximum matching) of the participants’ eligible payroll. In addition, the Company may make a discretionary contribution to the entire qualified employee pool, in accordance with the 401(k) Plan, and in 2010, the Company made a discretionary contribution up to 4% of the participants’ eligible payroll, subject to maximum cash compensation of $245,000 pursuant to regulations of the Internal Revenue Service.
          As stipulated by the rules and regulations of the People’s Republic of China, the Company maintains a retirement plan with the local municipal government for the employees in China. The Company is required to make contributions to the retirement plan at a rate between 10% and 22% of the employee’s eligible payroll. Pursuant to the Taiwan Labor Standard Law and Factory Law, the Company maintains a retirement plan for the employees in Taiwan. The Company makes contributions at a rate of 6% of the employee’s eligible payroll.
          Defined Benefit Plan
          In connection with the acquisition of Zetex plc, the Company has adopted a contributory defined benefit plan that covers certain employees in the United Kingdom and Germany. The defined benefit plan is closed to new entrants and frozen with respect to future benefit accruals. The retirement benefit is calculated based on the final average compensation and service of each eligible employee. Based on an actuarial study performed in December 31, 2010, the defined benefit plan is underfunded by approximately $24.9 million.
          The Company adopted a payment plan that Zetex had in place with the trustees of the defined benefit plan in which the Company will pay approximately £1.0 million GBP (approximately $1.6 million based on a USD:GBP exchange rate of 1.6:1) in March of every calendar year from 2009 through 2012.

     The following table sets forth certain information regarding equity-based awards held by each of the NEOs as of December 31, 2010.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
										Equity	Equity
				Equity						Incentive Plan	Incentive Plan
				Incentive Plan						Awards:	Awards:
				Awards:						Number of	Market or
				Number of						Unearned	Payout Value
	Number of			Securities					Market Value	Shares, Units	of Unearned
	Securities	Number of Securities		Underlying					of Shares or	or Other	Shares, Units
	Underlying	Underlying		Unexercised	Option		Number of Shares or		Units of Stock	Rights That	of Other Rights
	Unexercised Options	Unexercised Options		Unearned	Exercise		Units of Stock That		That Have Not	Have Not	That Have Not
	(#)	(#) (1)		Options	Price	Option	Have Not Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Expiration Date	(#) (1)		($)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Keh-Shew Lu (6)	43,875	—		—	8.1422	07/14/2014	100,000			—	—
	118,125	—		—	11.5333	04/14/2015	—		—	—	—
	118,125	—		—	22.2600	05/22/2016	—		—	—	—
	83,250	27,750	(2)	—	24.6600	05/31/2017	—		—	—	—
	55,500	55,500	(3)	—	27.9500	05/29/2018	—		—	—	—
	55,500	166,500	(4)	—	15.0500	05/28/2019	—		—	—	—
	—	196,000	(5)	—	19.2800	05/24/2020	—		—	—	—
Richard D. White	15,000	—		—	27.7600	07/03/2016	938	(2)	469,302	—	—
	11,250	3,750	(2)	—	24.6600	05/31/2017	1,900	(3)	—	—	—
	7,500	7,500	(3)	—	27.9500	05/29/2018	6,750	(4)	—	—	—
	11,250	33,750	(4)	—	15.0500	05/28/2019	7,800	(5)	—	—	—
	—	39,000	(5)	—	19.2800	05/24/2020	—		—	—	—
Mark A. King	40,500	—		—	5.7955	08/01/2013	1,125	(2)	483,796	—	—
	40,500	—		—	8.1422	07/14/2014	2,250	(3)	—	—	—
	14,511	—		—	15.5422	07/12/2015	6,750	(4)	—	—	—
	31,614	—		—	15.5422	07/12/2015	7,800	(5)	—	—	—
	27,000	—		—	22.2600	05/22/2016	—		—	—	—
	19,125	6,375	(2)	—	24.6600	05/31/2017	—		—	—	—
	12,500	12,500	(3)	—	27.9500	05/29/2018	—		—	—	—
	11,250	33,750	(4)	—	15.0500	05/28/2019	—		—	—	—
	—	39,000	(5)	—	19.2800	05/24/2020	—		—	—	—
Joseph Liu	25,000	—		—	2.5274	06/28/2012	1,313	(2)	436,239	—	—
	50,625	—		—	5.7955	08/01/2013	2,500	(3)	—	—	—
	50,625	—		—	8.1422	07/14/2014	6,750	(4)	—	—	—
	50,626	—		—	15.5422	07/12/2015	5,600	(5)	—	—	—
	30,000	—		—	22.2600	05/22/2016	—		—	—	—
	21,375	7,125	(2)	—	24.6600	05/31/2017	—		—	—	—
	13,000	13,000	(3)	—	27.9500	05/29/2018	—		—	—	—
	10,000	30,000	(4)	—	15.0500	05/28/2019	—		—	—	—
	—	17,000	(5)	—	19.2800	05/24/2020	—		—	—	—
Edmund Tang	13,500	—		—	28.4467	10/02/2016	750	(2)	404,850	—	—
	9,000	3,000	(2)	—	24.6600	05/31/2017	1,500	(3)	—	—	—
	6,000	6,000	(3)	—	27.9500	05/29/2018	4,950	(4)	—	—	—
	6,000	18,000	(4)	—	15.0500	05/28/2019	7,800	(5)	—	—	—
	—	28,000	(5)	—	19.2800	05/24/2020	—		—	—	—
(Footnotes continued on following page)

     (Footnotes continued from previous page)

(1)	Equity awards granted prior to May 22, 2006 vest in three equal annual installments on the first three anniversary dates of the date of grant. Equity awards granted on or after May 22, 2006 vest in four equal annual installments on the first four anniversary dates of the date of grant.

(2)	Awards vest in four equal annual installments beginning May 31, 2008.

(3)	Awards vest in four equal annual installments beginning May 29, 2009.

(4)	Awards vest in four equal annual installments beginning May 28, 2010.

(5)	Awards vest in four equal annual installments beginning May 24, 2011.

(6)	600,000 shares of Common Stock in restricted stock awards will be granted in six equal annual installments of 100,000 shares, beginning April 14, 2010 and on each of the five subsequent anniversaries of such date. Each installment shall vest upon the Company achieving specified annual sales, provided Dr. Lu is then employed by the Company.

OPTION EXERCISES AND STOCK VESTED
     The following table sets forth certain information regarding exercises of options and vesting of RSUs and RSAs held by NEOs during the year ended December 31, 2010.

	Option Awards			Stock Awards
	Number of Shares
	Acquired on	Value Realized		Number of Shares	Value Realized
	Exercise	on Exercise		Acquired on Vesting	on Vesting
Name	(#)	($)(1)		(#)	($)(1)
Keh-Shew Lu	—	—		—	—
Richard D. White	—	—		5,262	98,349
Mark A. King	34,442	399,651	(2)	5,813	112,300
Joseph Liu	66,125	1,375,789		6,312	121,802
Edmund Tang	—	—		3,900	73,787

(1)	Value realized on exercise (or vesting) is calculated by (i) multiplying the number of shares acquired upon exercise (or vesting) by (ii) the difference between the closing price of the Common Stock of the Company on the exercise (or vesting) date and the exercise price, if any, and does not reflect an actual sales price. The actual value realized depends upon the number of shares actually sold by each NEO, if any.

(2)	These shares were exercised and held, and the value of these shares realized upon subsequent sale was $554,638.
     The following table sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of December 31, 2010.
EQUITY COMPENSATION PLAN INFORMATION

Number of Securities
Remaining Available for
	Number of Securities to				Future Issuance Under
	be Issued Upon Exercise		Weighted-Average		Equity Compensation
	of Outstanding		Exercise Price of		Plans
	Options, Warrants and		Outstanding Options,		(Excluding Securities
	Rights		Warrants and Rights		Reflected in Column (a))
Plan Category	(a)		(b)		(c)
Equity Compensation Plans Approved by Security Holders	5,078,565	(1)	$14.14	(2)	4,046,980	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	5,078,565		$14.14		4,046,980

(1)	Shares issuable pursuant to outstanding options and awards under the 1993 NQO Plan, the 1993 ISO Plan and the 2001 Incentive Plan as of December 31, 2010.

(2)	Weighted average exercise price based on 3,706,662 stock options outstanding.

(3)	Represents shares of Common Stock that may be issued pursuant to future awards under the 2001 Incentive Plan.

Non-qualified Deferred Compensation
     The Company adopted a non-qualified deferred compensation plan effective January 1, 2007, which permits the Board and eligible employees, including the NEOs, to voluntarily elect to defer up to 75% of base salary, and up to 100% of cash bonuses and stock awards until designated future dates, provided that their total deferrals do not reduce their total compensation below the amount necessary to satisfy obligations such as employment taxes and benefit plan payments. Amounts deferred are credited with earnings or losses based on the participant’s investment allocation among investment options, which may include stocks, bonds and mutual fund shares. Withdrawals can be made pursuant to Internal Revenue Service regulations for retirement and distributions. Upon termination of an executive, a 100% distribution is made after six months has lapsed. The Company may, from time to time, make discretionary contributions to participants’ accounts. No discretionary contributions were made in 2010, 2009 or 2008. Distributions are paid in accordance with the participants’ elections with regard to the timing and form of distributions.
NON-QUALIFIED DEFERRED COMPENSATION
     The following table sets forth certain information related to the non-qualified deferred compensation plan for the NEOs:

	Executive		Registrant		Aggregate	Aggregate Balance
	Contributions in		Contributions in	Aggregate Earnings	Withdrawals/	at Last Fiscal
	Last Fiscal Year		Last Fiscal Year	in Last Fiscal Year	Distributions	Year End
Name	($) (1)		($) (2)	($)	($)	($)
(a)	(b)		(c)	(d)	(e)	(f)
Keh-Shew Lu	—		6,519	(1,479)	(214,764)	6,519
Richard D. White	—		1,607	111	—	1,718
Mark A. King (4)	65,564	(3)	694	26,893	(355,990)	634,393
Joseph Liu	—		—	—	—	—
Edmund Tang	—		6,410	32	—	6,442

(1)	Contributions are reported as compensation in the last completed fiscal year in either the “Salary” or the “Bonus” column in the Summary Compensation Table depending on the source of the deferral.

(2)	Amounts represent Company contributions related to 401(k) matching and 401(k) discretionary contributions from 2009.

(3)	Includes 2007 and 2008 deferred equity compensation from stock awards in the amount of $65,564 that was contributed in 2010 and that is reported in the Summary Compensation Table for 2007 and 2008.

(4)	Mr. King is the only NEO participating in the deferred compensation plan in 2010.

Potential Payments Upon Termination or Change in Control
          The following sets forth potential payments payable to the NEOs upon termination of their employment or a change in control of the Company.
          Dr. Keh-Shew Lu
          Payments Upon Termination by the Company Other Than for “Cause” or by the Employee for “Good Reason”
          Payments upon termination by the Company other than for “cause” (as defined) or by Dr. Lu for “good reason” (as defined) are governed by his current employment agreement entered into with the Company on September 22, 2009. Dr. Lu’s relationship with the Company is “at will” and may be terminated at the option of either party, for any or no reason whatsoever, with or without cause.
          “Cause” means:
•
the willful and continued refusal of the employee to substantially perform his duties in accordance with his employment agreement (other than any such failure resulting from incapacity due to physical or mental illness), insubordination, or material violation of the Company’s policies, in each case after a written demand for substantial performance is delivered to the employee by the Board which specifically identifies the manner in which the Board believes that the employee has not substantially performed such duties, the acts constituting such insubordination, or such violations of the Company’s policies, as the case may be, and the employee shall have had a reasonable opportunity to remedy the same; or

•	the conviction of, or a plea of nolo contendere by, the employee to a felony; or

•	a charge or indictment of a felony, the defense of which renders the employee substantially unable to perform his duties under his employment agreement.
          ““Good reason” means:

•	a material diminution in employee’s base salary;

•	a material diminution in employee’s authority, duties or responsibilities as contemplated in his employment agreement;

•	a material change in the geographic location at which employee must perform services; or

•	any other action or inaction that constitutes a material breach by the Company of this Agreement.
          In the event Dr. Lu’s employment terminated by (a) the Company other than for “cause” (as defined), or (b) him for “good reason” (as defined), (i) the Company shall continue to pay or provide him the annual base salary during the period commencing on the effective date of such termination and ending on the first anniversary of such effective date, (ii) the Company shall pay him any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of the termination, (iii) the Company shall provide him continued participation in any group health plan or medical reimbursement plan on the terms existing on the date of termination for the period commencing on the effective date of such termination and ending 18 months thereafter, and (iv) all stock-based compensation previously granted to him (including, but not limited to, all stock options, stock appreciation rights, bonus units and stock grants) shall continue to be governed by the applicable award agreement.
          However, if Dr. Lu’s employment is terminated either by the Company other than for “cause” (as defined) or by Dr. Lu for “good reason” (as defined) and if Dr. Lu then obtains a new employment within one year from the date of his termination, the annual base salary payable by the Company to Dr. Lu shall be reduced by any amount received by him during such one year of his new employment.

          Payments Upon Termination by the Company for “Cause” or by the Employee Other Than for “Good Reason”
          In the event that Dr. Lu’s employment is terminated by (a) the Company for “cause” (as defined) or (b) the employee other than for “good reason,” (as defined), (i) the Company shall promptly pay to him the annual base salary, prorated through the date of termination and (ii) the Company shall pay him any amount payable under an executive bonus plan for the fiscal year in which such termination occurs, prorated to the date of his employment termination.
          Payment Upon Termination Due To Death or Disability
          Under Dr. Lu’s employment agreement, Dr. Lu is entitled to a life insurance policy with a death benefit in an amount equal to that existing on the date of his employment agreement and/or a disability insurance policy in the maximum insurable amount as defined by such policy. The employment agreement does not provide for a payment to Dr. Lu in the event of termination due to death or disability.
          Dr. Lu’s stock award agreement dated September 22, 2009 provides that in the event of his death or Disability (as defined), the shares of Common Stock granted to him under such stock award agreement shall become fully vested on such date of his death or Disability.
          The 2001 Incentive Plan generally provides that if the executive dies or becomes “permanently disabled” (as defined), the award will be exercisable by the executive’s successor until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for one year after such death or “permanent disability,” to the extent such award was exercisable on the date of death or permanent disability. The awards will generally continue to vest according to the vesting schedule.
          Payment Upon a Change in Control
          Except as otherwise stated in the 2001 Plan or in any of Dr. Lu’s equity award agreements, the 2001 Plan generally provides that, in the event of a change in control, (1) all of Dr. Lu’s stock options then outstanding shall become fully vested and exercisable as of the date of the change in control and shall terminate at such time as specified in his stock option agreements, and (2) all restrictions and conditions of all Restricted Stock Grants (as defined) then outstanding shall be deemed satisfied as of the date of the change in control. A change in control, as currently defined in the 2001 Incentive Plan, means the occurrence of any one (or more) of the following:
•
any person, including a group as defined in Section 13(d)(3) of the Exchange Act, as amended, becoming the beneficial owner of stock of the Company which entitles such holder to cast 25% or more of the total number of votes for the election of the Board;

•	a cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, in which the directors of the Company immediately prior to such event cease to be a majority of the Board;

•	the Company ceases to be an independent publicly owned company or a sale or other disposition is completed for all or substantially all the assets of the Company; or

•	a tender offer or exchange offer (other than one made by the Company) in which the shares of the Company’s stock are acquired.
          Payment Upon Retirement
          Dr. Lu’s employment agreement does not specifically provide for a payment to him in the event of his retirement.
          The 2001 Incentive Plan generally provides that upon retirement, the option or stock award will continue to vest according to the vesting schedule. In addition, upon retirement, the option or stock award will be exercisable until the earlier of (1) the expiration date of the option (generally ten years from date of grant) or stock award, or (2) for three months after the termination date of the executive.

          Assuming Dr. Lu’s employment was terminated on December 31, 2010 either by the Company other than for “cause” (as defined) or by Dr. Lu for “good reason” (as defined), he would have received a potential payment and benefits upon such termination equal to $1,600,982, which includes his one-year annual salary in the amount of $397,000, his one-year annual bonus in the amount of $1,190,000 and a 18 month health plan in the amount of $13,982. Dr. Lu would also continue to be entitled to exercise his vested stock options with a value on December 31, 2010 of $4,068,140. However, if Dr. Lu then obtains a new employment within one year from the date of his termination, the annual base salary in the amount of $397,000 received by Dr. Lu shall be reduced by any amount received by him during such one year of his new employment.
          Assuming Dr. Lu’s employment was terminated on December 31, 2010 either by the Company for “cause” (as defined) or by him other than for “good reason,” (as defined), he would have received a potential payment upon such termination in the amount of $1,587,000, which includes his one-year annual salary in the amount of $397,000 and his one-year annual bonus in the amount of $1,190,000. Dr. Lu would continue to be entitled to exercise his vested stock options with a value on December 31, 2010 of $4,068,140.
          Assuming Dr. Lu’s employment was terminated due to death or Disability on December 31, 2010, Dr. Lu, or his estate, would have received a $700,000 life insurance benefit in the event of his death or $187,500 disability insurance benefit in the event of his Disability. In the event of his death or Disability, Dr. Lu would continue to be entitled to exercise his vested stock options with a value on December 31, 2010 of $4,068,140.
          Assuming Dr. Lu’s employment was terminated due to change in control on December 31, 2010, Dr. Lu would be entitled to exercise all of his outstanding stock options with a value on December 31, 2010 of $7,631,967.
          Assuming Dr. Lu’s employment was terminated due to his retirement on December 31, 2010, Dr. Lu would continue to be entitled to exercise his vested stock options with a value on December 31, 2010 of $4,068,140.
          The foregoing amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to Dr Lu, which amounts would only be known at the time of termination.
          Messrs. Joseph Liu and Mark A. King
          Payment Upon Termination Without Cause
          Payments upon termination without “cause” for Messrs. Liu and King are governed by their current employment agreements entered into with the Company on August 29, 2005. The executive’s relationship with the Company is “at will” and may be terminated at the option of either party, with or without cause.
          “Cause” means:
•	the willful and continued refusal of the executive to substantially perform his duties in accordance with his employment agreement, after the Board has provided the executive with written demand for substantial performance and the executive has had reasonable opportunity to remedy it;

•	the conviction of, or a plea of nolo contendere by, the executive to a felony; or

•	a charge or indictment of a felony, the defense of which renders the executive substantially unable to perform his duties under his employment agreement.
          In the event employment is terminated by the Company without “cause,” the executive either may (a) commence a one-year paid leave of absence (“LOA”), or (b) forego such LOA and the benefits associated therewith. If the executive chooses to commence the LOA, the potential payments to the executive are as follows:
          Payments during the leave of absence. During the LOA, the executive will continue as a full-time employee of the Company, entitled to receive all the benefits provided under his employment agreement, namely: (1) his annual base salary; (2) participation in any executive bonus plan of the Company, pro-rated to the beginning of the LOA; (3) reimbursement for all reasonable and documented business expenses; (4) paid vacation in accordance with the Company’s vacation policy for employees generally; (5) participation in all plans provided to employees in general; (6) a life insurance policy in the amount in effect on the date of the employment agreement; and (7) a disability policy in the maximum insurable amount.

          Payments after the leave of absence. At the end of the LOA, neither the Company nor the executive shall have any further duties under his employment agreement, except that (1) the Company shall continue to pay to the executive, or his estate, the annual base salary for one year, and (2) all share-based compensation previously granted shall continue to vest and shall remain exercisable for the full term thereof, determined without regard to the termination of employment.
          If the executive chooses to forego the LOA and the benefits associated therewith, the vesting of any options, RSAs or RSUs awarded to the executive and his ability to exercise them upon termination will be governed by the terms of the 2001 Incentive Plan and his stock award agreements. The 2001 Incentive Plan generally provides, that if the executive is terminated for any reason other than death or “permanent disability” (as defined), the award will be exercisable until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for three months after the termination date of the executive.
          Payment Upon Termination With Cause
          The employment agreements do not provide for a payment to the executives in the event of termination with cause. Although executives’ employment agreements do not provide for payments to the executives in the event of their termination with cause, executives may exercise their vested stock options, RSUs and/or RSAs in accordance with corresponding stock plans and equity award agreements.
          Payment Upon Termination Due To Death or Disability
          The 2001 Incentive Plan generally provides that if the executive dies or becomes “permanently disabled” (as defined), the award will be exercisable by the executive’s successor until the earlier of (1) the expiration date of the award (generally ten years from date of grant), or (2) for one year after such death or “permanent disability,” to the extent such award was exercisable on the date of death or permanent disability. The awards will generally continue to vest according to the vesting schedule. The NEOs are also entitled to receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate. The employment agreements do not provide for a payment to the executives in the event of termination due to death or disability.
          Payment Upon a Change in Control
          Upon a change in control, all share-based compensation granted to the executive shall vest immediately and be exercisable for the full term thereof. A change in control, as currently defined in both the 2001 Incentive Plan and the NEO’s current employment agreement, means the occurrence of any one (or more) of the following:
•	any person, including a group as defined in Section 13(d)(3) of the Exchange Act, as amended, becoming the beneficial owner of stock of the Company which entitles such holder to cast 25% or more of the total number of votes for the election of the Board;
•	a cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, in which the directors of the Company immediately prior to such event cease to be a majority of the Board;
•	the Company ceases to be an independent publicly owned company or a sale or other disposition is completed for all or substantially all the assets of the Company; or
•	a tender offer or exchange offer (other than one made by the Company) in which the shares of the Company’s stock are acquired.
          Payment Upon Retirement
          The 2001 Incentive Plan and forms of option and stock award agreements generally provide that upon retirement, the option or stock award will continue to vest according to the vesting schedule. In addition, upon retirement, the option or stock award will be exercisable until the earlier of (1) the expiration date of the option (generally ten years from date of grant) or stock award, or (2) for three months after the termination date of the executive.

          The following table shows the potential payments upon termination or a change in control of the Company for each of the NEOs assuming each of the NEO’s employment was terminated on December 31, 2010, and assuming that the change in control occurred at December 31, 2010. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

	Voluntary Termination
	Or Termination With Cause, Death, or	Termination
	Disability	Without Cause	Change in Control
Name	($) (1)	($) (1) (2)	($) (1) (3)
Mark A. King	—	894,864	1,202,315
Joseph Liu	—	924,991	942,111

(1)	Does not include the following amounts that could be realized upon exercising vested stock options:

Amounts
Name	($)
Mark A. King	2,456,338
Joseph Liu	3,529,365
          Amounts assume that all vested stock options as of December 31, 2010 are exercised as of December 31, 2010, and are calculated by multiplying the number of vested stock options by the difference between the exercise price and the closing price of the Company’s Common Stock on December 31, 2010. Such amounts do not include a $700,000 benefit for each NEO paid by the Company’s life insurance policy upon death and do not include the following short- and long-term disability payments for one year paid by disability insurance policies:

Amounts
Name	($)
Mark A. King	158,651
Joseph Liu	168,650
(2)	The following table reflects the estimate of the payments and benefits that each NEO would receive assuming the NEO’s employment was terminated without “cause” on December 31, 2010, and the NEO chose to commence the LOA beginning on January 1, 2011. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time they become eligible for such payments.

					Life Insurance,
					Disability and	Continued Vesting
	Base Salary	Bonus		Medical Benefits	Death Benefits	of Share-based
	($)	($)	Paid Vacation	($)	($)	Compensation	Total
Name	(a)	(b)	($)	(c)	(d)	($)	($)
Mark A. King	238,000	—	18,308	13,037	2,362	1,202,315	1,474,020
Joseph Liu	253,000	—	19,462	10,351	2,082	942,111	1,227,005

(a)	For purposes of determining this amount, the executive would receive his current base salary during the LOA and the one-year following the LOA. For the LOA, the base salary will be paid over the year, in accordance with the Company’s payroll practices. Payment of the base salary for the one year following the LOA will be paid in a lump sum.
(Footnotes continued on following page)

(Footnotes continued from previous page)
(b)	Any bonus amount would be prorated based on days employed in 2010 and calculated using actual 2010 results per the performance criteria in accordance with the Company’s executive bonus plan.

(c)	Reflects the estimated lump sum value of premiums to be paid on behalf of the executive under the medical benefit plans during the LOA.

(d)	Reflects the estimated lump sum value of cost of coverage for life insurance, disability and death benefits to be paid on behalf of the executive during the LOA. Does not include a $700,000 benefit for each NEO employed in the U.S. paid by the Company’s life insurance policy upon death.
      Such amounts do not include the following short-term and long-term disability payments for two years paid by disability insurance policies:

Name	Amounts($)
Mark A. King	317,302
Joseph Liu	337,300
(3)	Represents the value of the accelerated vesting of the following shares underlying options, RSAs and RSUs assuming a change in control occurs on December 31, 2010:

Name	Options (#)	RSAs/RSUs (#)	Total Shares (#)
Mark A. King	91,625	17,925	109,550
Joseph Liu	67,125	16,163	83,288

PROPOSAL FOUR
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The firm of Moss Adams LLP has been the Company’s independent registered public accounting firm since 1993 and has been selected by the Board, upon the recommendation of the Audit Committee, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Professional services rendered by Moss Adams LLP for 2010 consisted of an audit of the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements, consultation on interim financial statements, services related to filings with the SEC, meetings with the Company’s Audit Committee and consultation on various matters relating to accounting and financial reporting. All professional services rendered by Moss Adams LLP during 2010 were furnished at customary rates and terms. Representatives of Moss Adams LLP are expected to be present at the Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.
Audit Fees, Tax Fees and All Other Fees
          For the fiscal years ended December 31, 2010 and 2009, fees for the services provided by Moss Adams LLP were approximately as follows:

Description	2010	2009
Audit Fees, including fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q.	$924,000	$899,000
Tax Fees, professional services related to income tax.	—	$8,000
All Other Fees, not included in above.	—	—
Total	$924,000	$907,000
          The Audit Committee administers the Company’s engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis with the exception that since late 2010, the Audit Committee has delegated the authority to approve non-audit services under $50,000 to the Company’s management. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.
          Moss Adams LLP has advised the Company that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. The Audit Committee, in reliance on the independent registered public accounting firm, determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.
          Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee is required to specifically pre-approve such additional services before engaging the independent registered public accounting firm.
          The Audit Committee has delegated pre-approval authority to each of its members. Each member must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

          Although the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 is not required to be submitted to a vote of stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting, the Board will consider the selection of another independent registered public accounting firm.
          The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.
     PROPOSALS OF STOCKHOLDERS AND STOCKHOLDER NOMINATIONS FOR 2012 ANNUAL MEETING
          Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. Currently, the 2012 annual meeting of stockholders is expected to be held on or about May 24, 2012.
          SEC rules provide that any stockholder proposal to be included in the proxy statement for the Company’s 2012 annual meeting must be received by the Secretary of the Company at the Company’s office at 15660 Dallas Parkway, Suite 850, Dallas, Texas 75248 on or before to December 16, 2011, in a form that complies with applicable regulations. If the date of the 2012 annual meeting is advanced or delayed more than 30 days from the date of the 2011 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2012 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2012 annual meeting. Upon any determination that the date of the 2012 annual meeting will be advanced or delayed by more than 30 days from the date of the 2011 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.
          SEC rules also govern a company’s ability to use discretionary proxy authority with respect to stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement. In the event a stockholder proposal is not submitted to the Company prior to March 1, 2012, the proxies solicited by the Board for the 2012 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2012 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2012 annual meeting is advanced or delayed more than 30 days from the date of the 2011 annual meeting, then the stockholder proposal must not have been submitted to the Company within a reasonable time before the Company mails the proxy statement for the 2012 annual meeting.
          Stockholders may suggest candidates for the Board. Stockholders who wish to request that the Governance Committee consider a candidate for the 2012 annual meeting should submit information about the candidate to the Governance Committee a reasonable time before the Company begins to print and mail the proxy statement for the 2012 annual meeting. The requesting stockholder should provide sufficient biographical information about the proposed candidate to satisfy the requirements of the SEC for inclusion in the proxy statement and to permit the Governance Committee to evaluate the proposed candidate in light of the criteria described in “Corporate Governance — Nominating Procedures and Criteria and Board Diversity.” The request should also provide the full name, address and telephone number of the requesting stockholder and sufficient information to verify that the requesting stockholder is eligible to vote at the 2012 annual meeting. Additional information and certifications by the requesting stockholder and the proposed candidate may be required before the Governance Committee can make its evaluation.

ANNUAL REPORT AND FORM 10-K
          The Company’s Annual Report to stockholders for the year ended December 31, 2010 accompanies or has preceded this Proxy Statement. The annual report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2010, 2009 and 2008.
          STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SEC PURSUANT TO THE EXCHANGE ACT, FOR THE YEAR ENDED DECEMBER 31, 2010 BY WRITING TO THE COMPANY; ATTENTION: INVESTOR RELATIONS, 15660 DALLAS PARKWAY, SUITE 850, DALLAS, TEXAS 75248, OR EMAIL THE REQUEST TO DIODES-FIN@DIODES.COM. THE INFORMATION IS ALSO AVAILABLE ON THE COMPANY’S WEBSITE AT WWW.DIODES.COM AND THE SEC’S WEBSITE AT WWW.SEC.GOV.
     Dated at Dallas, Texas, this 15th day of April, 2011.

By Order of the Board of Directors, DIODES INCORPORATED

Richard D. White,
Secretary

Appendix A
CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)

	For the year ended December 31,
	2010	2009
GAAP net income — common stockholders	$76,733	$7,513
GAAP earnings per share — common stockholders
Diluted	$1.68	$0.17
Adjustments to reconcile net income — common stockholders to adjusted net income — common stockholders, net of tax:

Amortization of acquisition related intangible assets	3,186	3,357

Gain on sale of assets	(1,176)	—

Impairment of long-lived assets	89	—

Amortization of debt discount	4,976	5,064

Forgiveness of debt	(915)	(1,257)

Restructuring	—	(526)

Gain on extinguishment of debt	—	(710)

Taxes on repatriation of foreign earnings	—	10,631

Adjusted net income — common stockholders (Non-GAAP)	$82,894	$24,072

Diluted shares used in computing earnings per share	45,546	43,449

Adjusted earnings per share — common stockholders (Non-GAAP)
Diluted	$1.82	$0.55
ADJUSTED NET INCOME
This measure consists of generally accepted accounting principles (“GAAP”) net income, which is then adjusted solely for the purpose of adjusting for amortization of acquisition related intangible assets, amortization of debt discount, impairment of long-lived assets, gain on sale of assets, restructuring costs, gain on extinguishment of debt, forgiveness of debt and taxes on repatriation of foreign earnings. Excluding impairment of long-lived assets, gain on sale of assets, restructuring costs, gain on extinguishment of debt, forgiveness of debt and taxes on repatriation of foreign earnings provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance. The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Appendix A — Continued
CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)
ADJUSTED EARNINGS PER SHARE
This non-GAAP financial measure is the portion of the Company’s GAAP net income assigned to each share of stock, excluding amortization of acquisition related intangible assets, amortization of debt discount, impairment of long-lived assets, gain on sale of assets, restructuring costs, gain on extinguishment of debt, forgiveness of debt and taxes on repatriation of foreign earnings. Excluding impairment of long-lived assets, gain on sale of assets, restructuring costs, gain on extinguishment of debt, forgiveness of debt and taxes on repatriation of foreign earnings provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations, as described in further detail above. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance, as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation table provided.
For detailed explanation of the above non-GAAP adjustments to reconcile net income to adjusted net income, see “Item 2.02. Results of Operations and Financial Condition,” on Form 8-K filed February 15, 2010.

MEETING MAP AND DRIVING DIRECTIONS
Westin Stonebriar Resort
1549 Legacy Drive
Frisco, Texas 75034
T: 972-668-8000
F: 972-668-8100
Directions:
From Dallas/Ft. Worth International Airport
Take Highway 121 North for approximately 20 miles to Legacy Drive. Make a left onto Legacy Drive. Take the first left on to Town and Country Boulevard. The hotel will be on your right.
From Dallas Love Field Airport
Travel east on Mockingbird Lane to the North Dallas Tollway. Travel north on the Tollway for approximately 20 miles. Exit at Legacy Drive and turn left. Then turn left onto Town and Country Boulevard. The hotel will be on your right.
From the North
Travel south on Interstate 35E to State Highway 121. Take 121 East to Legacy Drive and then take the first left onto Town and Country Boulevard. The hotel will be on your right.
From the East
Take state Highway 190 West and exit at the North Dallas Tollway. Travel north on the Tollway to Legacy Drive. Exit and turn left. Take Legacy Drive across state Highway 121. Turn left onto Town and Country Boulevard. The hotel will be on your right.

DIODES INCORPORATED 15660 DALLAS PARKWAY SUITE 850 DALLAS, TEXAS 75248
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M31792-P06788	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIODES INCORPORATED			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s)of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors		☐	☐	☐

Nominees:

	01) C.H. Chen	05) Raymond Soong
	02) Michael R. Giordano	06) John M. Stich
	03) L.P. Hsu	07) Michael K.C. Tsai
04) Keh-Shew Lu

The Board of Directors recommends that you vote FOR the following proposal:			For	Against	Abstain
2.	Approval of Executive Compensation.		☐	☐	☐
The Board of Directors recommends that you vote FOR a stockholder advisory vote on executive compensation every THREE YEARS.		1 Year	2 Years	3 Years	Abstain

3.	Frequency of Advisory Vote on Executive Compensation.	☐	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal.			For	Against	Abstain
4.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.		☐	☐	☐

To transact such other business as may properly come before the annual meeting of the stockholders of Diodes Incorporated or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting. ☐ ☐
Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

MEETING MAP AND DRIVING DIRECTIONS
The Westin Stonebriar Resort
1549 Legacy Drive
Frisco, Texas 75034
T: 972-668-8000
F: 972-668-8100

Directions:
From Dallas/Ft. Worth International Airport
Take Highway 121 North for approximately 20 miles to Legacy Drive. Make a left onto Legacy Drive. Take the first left onto Town and Country Boulevard. The hotel will be on your right.
From Dallas Love Field Airport
Travel east on Mockingbird Lane to the Dallas North Tollway. Travel north on the Tollway for approximately 20 miles. Exit at Legacy Drive and turn left. Then turn left onto Town and Country Boulevard. The hotel will be on your right.
From the North
Travel south on Interstate 35E to State Highway 121. Take 121 East to Legacy Drive and then take the first left onto Town and Country Boulevard. The hotel will be on your right.
From the East
Take state Highway 190 West and exit at the Dallas North Tollway. Travel north on the Tollway to Legacy Drive. Exit and turn left. Take Legacy Drive across state Highway 121. Turn left onto Town and Country Boulevard. The hotel will be on your right.
Important Notice Regarding the Available of Proxy Materials for the Annual Meeting of Stockholders:
The Notice, the Proxy Statement and the Annual Report are available at www.proxyvote.com

M31793-P06788

DIODES INCORPORATED
Annual Meeting of Stockholders
May 26, 2011 10:00 a.m. (Central Time)
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Diodes Incorporated (the “Company”) hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the annual meeting of stockholders of the Company (the “Meeting”) to be held on Thursday, May 26, 2011, at The Westin Stonebriar Resort, located at 1549 Legacy Drive, Frisco, Texas 75034, at 10:00 a.m. (Central Time), and hereby nominates, constitutes and appoints Keh-Shew Lu and Richard D. White, and each of them, the attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Meeting, and any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL TWO, FOR A STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS, FOR PROPOSAL FOUR, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side